      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        PRIORITY HEALTHCARE CORPORATION
             (Exact name of Registrant as specified in its charter)

           INDIANA                      35-1927379
 (State or other jurisdiction        (I.R.S. Employer
              of                  Identification Number)
incorporation or organization)

                            285 WEST CENTRAL PARKWAY
                        ALTAMONTE SPRINGS, FLORIDA 32714
                                 (407) 869-7001
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                                ROBERT L. MYERS
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                        PRIORITY HEALTHCARE CORPORATION
                            285 WEST CENTRAL PARKWAY
                        ALTAMONTE SPRINGS, FLORIDA 32714
                                 (407) 869-7001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

      JAMES A. ASCHLEMAN             REBECCA R. ORAND
       BAKER & DANIELS           GREENBERG TRAURIG, P.A.
          SUITE 2700               1221 BRICKELL AVENUE
  300 NORTH MERIDIAN STREET        MIAMI, FLORIDA 33131
    INDIANAPOLIS, INDIANA             (305) 579-0500
          46204-1782
        (317) 237-0300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as is practicable after the effective date of this registration statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED            PROPOSED
                                                                      MAXIMUM             MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE         AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
  REGISTERED                                   REGISTERED (1)      PER SHARE (1)         PRICE (2)        REGISTRATION FEE
Common Stock, $.01 par value...............      2,990,000           $34.28125          $102,500,938          $28,496

(1) Includes 390,000 shares subject to an over-allotment option granted to the Underwriters.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

         SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED MAY 6, 1999

PROSPECTUS

                                2,600,000 SHARES

                                     [LOGO]

                        PRIORITY HEALTHCARE CORPORATION

                              CLASS B COMMON STOCK
                                 -------------

    WE ARE OFFERING AND SELLING 2,600,000 SHARES OF OUR CLASS B COMMON STOCK. WE HAVE BOTH CLASS A AND CLASS B COMMON STOCK OUTSTANDING. THE CLASS A COMMON STOCK IS CONVERTIBLE INTO CLASS B COMMON STOCK ON A SHARE-FOR-SHARE BASIS AT THE HOLDER'S OPTION OR AUTOMATICALLY ON MOST TRANSFERS BY THE HOLDER. HOLDERS OF CLASS A COMMON STOCK HAVE THREE VOTES PER SHARE AND HOLDERS OF CLASS B COMMON STOCK HAVE ONE VOTE PER SHARE ON ALL MATTERS SUBMITTED TO A VOTE OF HOLDERS OF OUR COMMON STOCK. HOLDERS OF CLASS A COMMON STOCK AND HOLDERS OF CLASS B COMMON STOCK GENERALLY VOTE AS A SINGLE CLASS ON ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS. ON APRIL 20, 1999 THERE WERE 7,162,752 SHARES OF CLASS A COMMON STOCK OUTSTANDING AND 11,705,707 SHARES OF CLASS B COMMON STOCK OUTSTANDING.

    THE CLASS B COMMON STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "PHCC." THE LAST REPORTED SALE PRICE OF OUR CLASS B COMMON STOCK ON MAY 5, 1999 WAS $32.75 PER SHARE. THE CLASS A COMMON STOCK IS NOT PUBLICLY TRADED.

    You should consider the risks which we have described in "Risk Factors" beginning on page 8 before buying shares of our Class B common stock.

                              -------------------

                                                                               PER SHARE             TOTAL
                                                                           ------------------  ------------------
Public offering price....................................................
Underwriting discount....................................................
Proceeds, before expenses, to us.........................................

                              -------------------

    The underwriters may purchase up to an additional 390,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Raymond James & Associates, Inc., on behalf of the underwriters, expects to
deliver the shares to purchasers on or about              , 1999.
                              -------------------

RAYMOND JAMES & ASSOCIATES, INC.

           FIRST UNION CAPITAL MARKETS CORP.

                       NATIONSBANC MONTGOMERY SECURITIES LLC

                                   SUNTRUST EQUITABLE SECURITIES

               The date of this prospectus is              , 1999

      [Photo of pharmacists filling              [Photo of Pharmacist and nurse]
              prescriptions]

   Our JCAHO-accredited pharmacy fills      Our pharmacists and registered nurses are
       individual prescriptions for         always available for ongoing consultation
             self-injectable                with the patient and prescribing physician
    biopharmaceuticals for over 2,500          regarding the patient's therapy and
                patients.                                   progress.

                            [Photo of biopharmaceuticals]

                    We provide patient-specific biopharmaceuticals
                    and disease treatment services to people with
                            chronic diseases and specialty
                                 pharmaceuticals and
                              related medical supplies.

      [Photo of patient with nurse]                [Photo of computer operator]

 We provide disease treatment services to     Our systems provide important outcomes
patients and physicians through our highly    data, cross-selling opportunities, and
  trained clinical staff of pharmacists,       ease of ordering for our customers.
  nurses and patient care coordinators.

                           [Photo of distribution facility]

               We generally ship products ordered before 6:00 p.m. for
                      delivery the next day and fill 99% of our
                       orders within one day of being ordered.

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                              -------------------

                           FORWARD-LOOKING STATEMENTS

    We make forward-looking statements in this prospectus and in our public documents which are incorporated by reference, which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, including:

    - changes in interest rates;

    - competitive pressures;

    - changes in customer mix;

    - changes in third party reimbursement rates;

    - financial stability of major customers;

    - changes in governmental regulations or the interpretation of these regulations;

    - asserted and unasserted claims; and

    - our ability and the ability of entities with which we do business to modify or redesign our and their computer systems to work properly in the year 2000.

    These risks, uncertainties, assumptions and other factors include, among others, those described under "Risk Factors" and elsewhere in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS AND RELATED NOTES, BEFORE YOU DECIDE WHETHER TO INVEST IN OUR CLASS B COMMON STOCK. UNLESS WE STATE OTHERWISE, ALL FINANCIAL INFORMATION AND SHARE AND PER SHARE DATA IN THIS PROSPECTUS (1) GIVE EFFECT TO THE 3-FOR-2 STOCK SPLIT EFFECTED AS A STOCK DIVIDEND PAID ON MAY 4, 1999, (2) ASSUME THAT THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION AND (3) DO NOT INCLUDE SHARES RESERVED FOR ISSUANCE UNDER OUR STOCK OPTION PLANS.

OUR COMPANY

    Priority Healthcare Corporation provides patient-specific, self-injectable biopharmaceuticals and disease treatment services to people with chronic diseases, and specialty pharmaceuticals and related medical supplies to the office-based physician, outpatient renal dialysis center and homecare markets. We provide products that are administered by physicians or patients themselves in an alternate site, or non-hospital, setting and that typically require specialized shipping and support services. We currently sell most of our products and services on a national basis for use in four large and growing markets:

    - oncology;

    - gastroenterology;

    - chronic renal dialysis; and

    - vaccines.

To address the specific needs of physicians and patients within these markets, we distribute our products and deliver our services directly to patients through Priority Healthcare Pharmacy, and to physicians and clinics through Priority Healthcare Distribution.

    Through Priority Healthcare Pharmacy, we provide a comprehensive solution to the chronic disease treatment challenges faced by patients, doctors, biopharmaceutical manufacturers and third party payors. Priority Healthcare Pharmacy currently provides disease treatment services for:

    - hepatitis;

    - melanoma;

    - cancer;

    - human growth deficiency; and

    - the complications of HIV.

    Currently, Priority Healthcare Pharmacy fills individual patient prescriptions for self-injectable biopharmaceuticals for over 2,500 patients. We fill these patient-specific prescriptions at our licensed pharmacy in Altamonte Springs, Florida, where we prepare the physician-prescribed biopharmaceuticals in sterile conditions. We prepare each prescription, including filling syringes, so that it is ready to use upon delivery. We ship these products directly to the patient overnight in specialized packages. Our disease treatment services are designed to:

    - increase patient compliance with the prescribed therapy;

    - educate patients on the preparation and use of injectable biopharmaceuticals;

    - reduce the potential for patient errors in dosing or product waste;

    - decrease patient and caregiver anxiety;

    - reduce the overall cost of treatment; and

    - collect better outcomes data on the results of patient treatment.

    Through Priority Healthcare Distribution, we sell over 3,500 SKUs of specialty pharmaceuticals and medical supplies primarily to office-based physicians in the oncology and infectious disease markets, outpatient renal dialysis centers and office-based physicians administering vaccines. Priority Healthcare Distribution offers value-added services to meet the specific needs of these markets, such as shipping refrigerated pharmaceuticals overnight in special packaging to maintain appropriate temperatures, and offering automated order entry services and customized distribution for group accounts. From distribution centers in Tustin, California and Grove City, Ohio, Priority Healthcare Distribution services over 2,000 customers in all 50 states and Puerto Rico, including approximately 600 office-based oncologists and 800 renal dialysis clinics.

    We were formed on June 23, 1994, by Bindley Western Industries, Inc., a wholesale distributor of pharmaceuticals and related healthcare products, to distribute products and provide services to the alternate site segment of the healthcare industry. On October 29, 1997, we completed our initial public offering of Class B common stock. On December 31, 1998, Bindley Western distributed to its common stockholders all of our Class A common stock that was owned by Bindley Western in a spin-off transaction and Bindley Western no longer has any ownership interest in us. Our principal executive offices are located at 285 West Central Parkway, Altamonte Springs, Florida 32714 and our telephone number at that address is (407) 869-7001. We maintain a website with the address www.priorityhealthcare.com. None of the content of our website is a part of this prospectus.

OUR GROWTH STRATEGY

    Our net sales have increased from $107.4 million in 1994 to $275.6 million in 1998, which represents a compound annual growth rate of 26.6%. In the same period, earnings from operations have increased from $2.3 million in 1994 to $15.9 million in 1998, which represents a compound annual growth rate of 62.2%. Net earnings have increased from $1.3 million in 1994 to $10.1 million in 1998, which represents a compound annual growth rate of 68.6%. Our goal is to continue to grow rapidly by taking advantage of our business strengths and our market position as a leading specialty distributor and by pursuing the following strategies:

    - accelerate growth of our higher margin, patient-specific pharmacy business;

    - provide services for additional diseases by targeting new product categories and patient-specific biopharmaceuticals;

    - enhance existing and create new relationships with biopharmaceutical manufacturers;

    - maintain intense cost control while investing in operating infrastructure;

    - continue to focus on and further penetrate the alternate site market; and

    - pursue acquisitions that complement existing product offerings or add new product offerings.

RECENT DEVELOPMENTS

    On April 12, 1999, we purchased for cash the majority of the operating assets of Pharmacy Plus, Ltd. Pharmacy Plus is a specialty mail order pharmacy in Philadelphia, Pennsylvania, that primarily provides injectable biopharmaceuticals by overnight delivery. Pharmacy Plus should complement our disease treatment services and national distribution capabilities and readily fit within our existing operating systems for accounting and purchasing. The Pharmacy Plus mail order services typically include a somewhat lower level of disease treatment services than Priority Healthcare Pharmacy, which allows for lower mail order pricing for those services. We believe that this will make us more attractive to managed care organizations seeking to have prescriptions filled at lower costs. The Pharmacy Plus acquisition increases our market share in the oncology, infectious disease and human growth hormone markets and gives us an entree into additional diseases, such as rheumatoid arthritis and fertility. Pharmacy Plus is an approved provider of injectable pharmaceuticals to a large national managed care organization, and we believe that the mail order component of Pharmacy Plus provides us an opportunity to compete for additional managed care contracts. The total purchase price for the Pharmacy Plus assets was approximately $3.5 million.

THE OFFERING

    We have both Class A and Class B common stock outstanding. The Class A common stock is not publicly traded, but is convertible into Class B common stock on a share-for-share basis at the holder's option or automatically on most transfers by the holder. Holders of Class A common stock have three votes per share and holders of Class B common stock have one vote per share on all matters submitted to a vote of holders of our common stock. Holders of Class A common stock and holders of Class B common stock generally vote as a single class on all matters submitted to a vote of stockholders of our common stock. You should also be aware that we have stock option plans under which we must issue shares of Class B common stock when the participants in the plans exercise their stock options. As of April 20, 1999, there were (1) 1,788,494 shares issuable upon the exercise of outstanding options, of which 277,823 were exercisable and (2) 617,631 shares were available for future awards of options under these plans. We are seeking stockholder approval at our annual meeting on May 10, 1999, to increase the authorized shares under one of our stock option plans by 1,000,000 shares. If and when we issue shares under these stock option plans, the percentage of the Class B common stock you own will decrease. We base the following information on 11,705,707 Class B common shares and 7,162,752 Class A common shares outstanding at April 20, 1999.

Class B common stock offered......  2,600,000 shares

Class B common stock outstanding
  after the offering..............  14,305,707 shares

Class A common stock outstanding
  after the offering..............  7,162,752 shares

Use of proceeds...................  We intend to use the proceeds for general corporate purposes, including potential acquisitions and working
                                    capital. See "Use of Proceeds."

Risk factors......................  You should consider the risks discussed in "Risk
                                    Factors" and elsewhere in this prospectus before
                                    deciding whether to invest in our Class B common stock.

Nasdaq National Market symbol.....  PHCC

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    THE FOLLOWING TABLE SUMMARIZES THE FINANCIAL INFORMATION FOR PRIORITY HEALTHCARE CORPORATION. YOU SHOULD READ THIS INFORMATION WITH THE FINANCIAL STATEMENTS AND NOTES TO THE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                                                                        THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                        ----------------------------------------------------------  ---------------------
                                           1994        1995        1996        1997        1998       1998        1999
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
STATEMENT OF EARNINGS DATA:
Net sales.............................  $  107,449  $  123,990  $  158,247  $  230,982  $  275,626  $  58,129   $  83,159
Cost of products sold.................     100,254     111,448     141,074     207,755     244,485     51,313      72,853
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Gross profit..........................       7,195      12,542      17,173      23,227      31,141      6,816      10,306
Selling, general and administrative
  expense.............................       4,394       7,836       8,443      10,620      13,989      3,167       4,251
Depreciation and amortization.........         512         998       1,009       1,161       1,234        311         313
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Earnings from operations..............       2,289       3,708       7,721      11,446      15,918      3,338       5,742
Stock option expense..................          --          --          --         350          --         --          --
Interest expense (income), net........         200         511         437         887        (916)      (109)       (258)
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Earnings before income taxes..........       2,089       3,197       7,284      10,209      16,834      3,447       6,000
Provision for income taxes............         835       1,311       2,915       4,058       6,691      1,370       2,382
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Net earnings..........................  $    1,254  $    1,886  $    4,369  $    6,151  $   10,143  $   2,077   $   3,618
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------

EARNINGS PER SHARE (1):
  Basic...............................  $     0.08  $     0.12  $     0.29  $     0.39  $     0.54  $    0.11   $    0.19
  Diluted.............................  $     0.08  $     0.12  $     0.29  $     0.39  $     0.54  $    0.11   $    0.19

WEIGHTED AVERAGE SHARES OUTSTANDING
  (1):
  Basic...............................      15,321      15,321      15,321      15,934      18,773     18,773      18,831
  Diluted.............................      15,321      15,321      15,321      15,940      18,854     18,818      19,234

                                                                          MARCH 31, 1999
                                                                   ----------------------------
                                                                    ACTUAL     AS ADJUSTED(2)
                                                                   --------  ------------------
BALANCE SHEET DATA:
Working capital..................................................  $ 67,230       $147,522
Receivable from Bindley Western (3)..............................    13,166         13,166
Total assets.....................................................   114,605        194,897
Total liabilities................................................    39,479         39,479
Stockholders' equity.............................................    75,126        155,418

------------------------

(1) Adjusted to reflect the 3-for-2 stock split effected as a stock dividend paid on May 4, 1999.

(2) As adjusted to reflect the net proceeds from the issuance and sale of 2,600,000 shares of Class B common stock at an assumed public offering price of $32.75 per share, the last sale price of the Class B common stock reported on the Nasdaq National Market on May 5, 1999.

(3) Represents loans of Priority Healthcare to Bindley Western on a short-term, interest-bearing basis. The loan balances are due on December 31, 1999. Priority Healthcare does not intend to advance additional funds to Bindley Western, including any proceeds from this offering.

                                  RISK FACTORS

    INVESTING IN OUR CLASS B COMMON STOCK WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP IN PRIORITY HEALTHCARE CORPORATION. AS A STOCKHOLDER YOU MAY BE SUBJECT TO RISKS INHERENT IN OUR BUSINESS. PERFORMANCE OF YOUR SHARES WILL REFLECT THE PERFORMANCE OF OUR BUSINESS RELATED TO, AMONG OTHER THINGS, OUR COMPETITION, GENERAL, ECONOMIC AND MARKET CONDITIONS AND INDUSTRY CONDITIONS. THE PRICE OF OUR STOCK MAY DECLINE AND COULD LOWER THE VALUE OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR CLASS B COMMON STOCK.

WE DEPEND ON A SINGLE SOURCE FOR SEVERAL OF OUR KEY PRODUCTS AND THE LOSS OF ANY OF OUR KEY SUPPLIERS COULD ADVERSELY AFFECT OUR BUSINESS.

    Any termination of, or adverse change in, our relationships with our key suppliers or the loss of supply of one of our key products for any other reason, could have a material adverse effect on our business, financial condition or results of operations. During 1998, approximately 27% of our revenues were attributable to sales of erythropoietin, known as EPO, to the renal care market. EPO for the renal care market is available from only one manufacturer, Amgen, Inc., with which we must maintain good working relations. We are involved in a lawsuit in which this supplier is an adverse party. We have a single source of supply for many of our other key products, including Neupogen-Registered Trademark-, Procrit and Rebetron. In addition, we have few long-term contracts with our suppliers. Our arrangements with most of our suppliers may be canceled by either party, without cause, on minimal notice. Many of these arrangements are not governed by written agreements.

OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL, WHICH COULD CAUSE OUR BUSINESS AND FUTURE GROWTH PROSPECTS TO SUFFER.

    We have built our current business in part through six acquisitions and we expect to pursue acquisitions of complementary businesses in the future. Acquisitions involve many risks, including:

    - difficulties in identifying suitable acquisition candidates and in negotiating and consummating acquisitions on terms attractive to us;

    - difficulties in the assimilation of the operations of the acquired company;

    - the diversion of management's attention from other business concerns;

    - risks of entering new geographic or product markets in which we have limited or no direct prior experience;

    - the potential loss of key employees of the acquired company; and

    - the assumption of undisclosed liabilities.

    In addition to the above risks, future acquisitions may result in the dilution of earnings and the amortization or write-off of goodwill and intangible assets, either of which could have a material adverse effect on our business, financial condition or results of operations.

WE DEPEND ON REIMBURSEMENTS FROM THIRD PARTY PAYORS AND CHANGES IN REIMBURSEMENT POLICIES COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES AND RESULTS OF OPERATIONS.

    The profitability of Priority Healthcare Pharmacy depends in large part on reimbursement from third-party payors. In recent years, competition for patients, efforts by traditional third-party payors to contain or reduce healthcare costs, and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement. If these trends continue, they could adversely affect our results of operations unless we can implement measures to offset the loss of revenues and decreased profitability. The profitability of Priority Healthcare Distribution also depends, indirectly, on reimbursement from third-party payors because our office-based physician and clinic customers seek reimbursement from third-party payors for the cost of pharmaceuticals and related medical supplies that we distribute. Changes in reimbursement policies of private and governmental third-party payors, including policies relating to the Medicare and Medicaid programs, could reduce the amounts reimbursed to these customers for our products and in turn, the amount these customers would be willing to pay for the products. Although our revenues in 1998 did not include reimbursement from Medicare and Medicaid, changes in those reimbursement policies affect our customers, which in turn could have an adverse effect on us.

LOSS OF ONE OR MORE OF OUR LARGEST CUSTOMERS COULD HURT OUR BUSINESS BY REDUCING OUR REVENUES AND PROFITABILITY.

    During 1998, our largest 20 customers accounted for approximately 38% of our revenues and one customer, Everest Healthcare Services Corporation, an operator of dialysis clinics, accounted for 12% of our revenues. As is customary in our industry, we generally do not have long-term contracts with our customers. Significant declines in the level of purchases by one or more of these customers or the loss of one of these customers through industry consolidation could have a material adverse effect on our business, financial condition or results of operations. Also, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on our business, financial condition or results of operations. In addition, Pharmacy Plus is an approved provider of injectable biopharmaceuticals to a national managed care organization under a contract that may be terminated by either party upon 90 days prior written notice. The loss of this contract could have a material adverse effect on our business, financial condition or results of operations. We also have a contract with a group purchasing organization for physicians' offices under which we are a recommended supplier of biopharmaceuticals. Failure to renew this contract could cause a reduction in our sales through the loss of sales to members who determine not to purchase from us on their own, which could result in a material adverse effect on our business, financial condition or results of operations.

THE HIGH LEVEL OF COMPETITION IN OUR INDUSTRY PLACES PRESSURE ON OUR PROFIT MARGINS AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

    The alternate site segment of the healthcare industry in which we operate is highly competitive and is experiencing both horizontal and vertical consolidation. All of the products which we sell are available from sources other than us. The high level of competition in our industry places pressure on profit margins, particularly those of Priority Healthcare Distribution. Some of our competitors have greater financial, technical, marketing and managerial resources than we have. These competitive pressures could have a material adverse effect on our business, financial condition or results of operations. Our current and potential competitors include:

    - regional and national full-line, full-service medical supply distributors;

    - independent specialty distributors;

    - national full-line, full-service wholesale drug distributors that operate their own specialty distribution businesses;

    - institutional pharmacies;

    - hospital-based pharmacies;

    - home healthcare agencies;

    - mail order distributors that distribute pharmaceuticals and medical supplies on a regional or national basis; and

    - manufacturers like Bristol-Myers Squibb Company that own distributors or that sell their products both to distributors and directly to users, including clinics and physician offices.

    Bristol-Myers Squibb, a major pharmaceutical manufacturer, owns a distributor which markets oncology-related products to the office-based oncologist market, which is a market from which we derive substantial revenues. As a result, that distributor has a significant price advantage over us on Bristol-Myers Squibb products and currently controls a substantial portion of the market for Bristol-Myers Squibb products. Other pharmaceutical manufacturers, including those whose products account for a significant portion of our revenues, also could limit the availability or change the terms of supply of their products in the future.

THE DEVELOPMENT OF METHODS OTHER THAN INJECTION FOR PATIENTS TO TAKE BIOPHARMACEUTICALS COULD ADVERSELY IMPACT US.

    We dispense biopharmaceuticals in syringes to fill patient-specific prescriptions. Most biopharmaceuticals must be injected subcutaneously, or under the skin, to be effective. The development of other methods for patients to take biopharmaceuticals, rather than by injection, could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESS AND OUR INDUSTRY ARE HIGHLY REGULATED AND IF GOVERNMENT REGULATIONS ARE INTERPRETED OR ENFORCED IN A MANNER ADVERSE TO US OR OUR BUSINESS, WE MAY BE SUBJECT TO ENFORCEMENT ACTIONS AND MATERIAL LIMITATIONS ON OUR OPERATIONS.

    We and our customers and suppliers are extensively regulated by federal, state and local government agencies. We are required to register our business for permits and/or licenses with, and comply with certain operating and security standards of, the United States Drug Enforcement Administration, or DEA, the Food and Drug Administration, or FDA, state boards of pharmacy, state health departments and other state agencies in states where we operate. Although we believe that we have obtained or are obtaining the permits and/or licenses required to conduct our business and operations, failure to have the necessary permits and licenses could have a material adverse effect on our business, financial condition or results of operations.

    In addition, we are subject to federal and state regulations which govern financial and other arrangements between healthcare providers, including the federal anti-kickback statute and other fraud and abuse laws. Failure to comply with these laws and regulations could subject us to significant civil sanctions and could result in suspension of our operations.

    Our pharmacy in Altamonte Springs, Florida has been inspected by the State of Florida Board of Pharmacy and the FDA. In November 1995 and June 1997, the FDA issued FDA Forms-483, which is the form used by FDA investigators to identify any observed or suspected noncompliance with the laws administered by the agency. The FDA Forms-483 identified the facility as a pharmacy/repackager and listed three observations related to certain requirements that the FDA typically imposes on manufacturers of sterile products. We believe that we are not, under the statute or the regulations, a repackager or manufacturer. Although we believe that our position is supported by an FDA Compliance Policy Guide issued in 1992, and a 1997 amendment to the Federal Food, Drug and Cosmetic Act, the criteria that differentiate drug manufacturing from pharmacy operations are uncertain under the current state of the law. We cannot assure you that our position is correct or that future legislation, future rulemaking, or active enforcement by the

FDA of a determination that we are a drug manufacturer will not have an adverse effect on our business, financial condition or results of operations.

    We are also subject to federal and state laws governing the confidentiality of patient information. In addition, recent federal legislation will result in new national standards for the protection of patient information in electronic health information transactions. Failure to comply with all applicable laws and regulations regarding medical information privacy could have a material adverse effect on our business, financial condition or results of operations.

    Federal regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules, including laws and regulations that govern the activities of many of our customers that depend upon Medicare and Medicaid reimbursement in their businesses. We cannot assure you that such increased enforcement activities will not indirectly have a material adverse effect on our business, financial condition or results of operations.

    Because the healthcare industry will continue to be subject to substantial regulations, we cannot guarantee that our activities will not be reviewed or challenged by regulatory agencies in the future. Any such action could have a material adverse effect on our business, financial condition or results of operations.

IF WE ARE UNABLE TO EFFECTIVELY ADAPT TO CHANGES IN THE HEALTHCARE INDUSTRY, OUR CONTINUED SUCCESS COULD BE MATERIALLY ADVERSELY AFFECTED.

    In recent years, the healthcare industry has experienced significant change driven by efforts to reduce costs and improve standards of care. These efforts include potential national healthcare reform, trends toward managed care, purchasing groups and pharmacy benefit managers, cuts in Medicare and horizontal and vertical consolidation within the healthcare industry. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect our operating results. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers and suppliers.

A DISRUPTION IN OUR COMPUTER SYSTEM OR OUR TELEPHONE SYSTEM COULD INTERFERE WITH OUR OPERATIONS AND HURT OUR RELATIONS WITH OUR CUSTOMERS.

    Our success depends, in part, upon our telephone sales and direct marketing efforts and our ability to provide prompt, accurate and complete service to our customers on a price-competitive basis. Any continuing disruption in either our computer system or our telephone system could adversely affect our ability to receive and process customer orders and ship products on a timely basis, and could adversely affect our relations with our customers, potentially resulting in partial reduction in orders from customers or loss of customers.

OUR BUSINESS IS DEPENDENT ON SHIPPING AND PRICE INCREASES OR SERVICE INTERRUPTIONS IN OUR SHIPPING SERVICES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO DELIVER PRODUCTS ON A TIMELY BASIS.

    Shipping is a significant expense and is essential to our operations. We ship most of our orders by overnight courier or other delivery services, and we typically pay the cost of shipment. As a result, any significant increase in shipping rates could have an adverse effect on our results of operations. Similarly, strikes or other service interruptions by couriers or other delivery services would adversely affect our ability to deliver products on a timely basis.

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE EFFECTIVE CONTROL OVER ANY MATTER SUBMITTED TO A VOTE OF OUR STOCKHOLDERS.

    After the offering, our executive officers and directors will have the power to vote approximately 1.2% of the Class B common stock, and 46.2% of the Class A common stock, giving them approximately 28.2% of the combined voting power of the outstanding common stock. As a result, they will be able to significantly affect the outcome of any corporate transaction or other matter submitted to a vote of our stockholders, and they may be able to prevent or cause a change in control of our company.

OUR RELATIONSHIP WITH BINDLEY WESTERN POSES RISKS.

    Three of our directors, including our Chairman of the Board, are executive officers and directors of Bindley Western. We currently have, and will continue to have, a variety of contractual relationships with Bindley Western, including a Distribution Agreement entered into in connection with Bindley Western's spin-off of our Class A common stock, an Indemnification and Hold Harmless Agreement by which we and Bindley Western will indemnify and hold harmless each other from certain obligations and contingent liabilities, a Tax Sharing Agreement relating to the allocation of tax liabilities between Bindley Western and us created up to December 31, 1998, and an Administrative Services Agreement relating to certain services to be provided by Bindley Western to us. Bindley Western's interests under the above contracts are adverse to our interests and we cannot be certain whether Bindley Western management will use its position in a manner adverse to us, either in the context of these contracts or otherwise. We also have loaned significant amounts of our cash balances to Bindley Western. At March 31, 1999, loans to Bindley Western, which mature on December 31, 1999, aggregated $13.2 million. We do not intend to advance additional funds to Bindley Western, including any proceeds from this offering. Although we believe Bindley Western will pay the outstanding loans at maturity, we cannot assure you that it will do so.

WE DEPEND ON KEY EMPLOYEES AND THE LOSS OF A KEY EMPLOYEE COULD ADVERSELY AFFECT OUR BUSINESS.

    Our future performance will depend in part on the efforts and abilities of our key employees, including Robert L. Myers, President and Chief Executive Officer. The loss of the services of Mr. Myers or other key employees could have an adverse effect on our business. We have no key man life insurance policies on any of our employees.

IF WE BECOME SUBJECT TO LIABILITY CLAIMS THAT ARE NOT ADEQUATELY COVERED BY OUR INSURANCE POLICIES, WE MAY HAVE TO PAY DAMAGES AND OTHER EXPENSES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    Our business exposes us to risks that are inherent in the distribution of pharmaceuticals and the provision of ancillary services. A successful claim not covered by our professional liability and products liability insurance or in excess of our coverage under the insurance could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot guarantee that we will be able to maintain professional liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

YEAR 2000 ISSUES MAY ADVERSELY AFFECT OUR BUSINESS.

    The year 2000 will pose a unique challenge to industries that rely on information technology. Because of the methods used by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. We and other companies in the same business are vulnerable to this problem because of our dependence on distribution and communications systems.

    Since December 31, 1996, we have replaced all of our hardware and software systems for reasons other than year 2000 compliance. Our hardware systems and our three main software systems have been tested and we believe they are year 2000 compliant. We also have tested the recently acquired software and hardware systems of Pharmacy Plus and estimate that it will cost approximately $10,000 to make those systems year 2000 compliant. We believe that the costs required to bring our systems into compliance have not had and will not have a material adverse effect on us. However, the year 2000 problem is widespread and complex and can affect any computer process. As a result, we cannot guarantee that the year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results. In addition, the failure of our key third party service providers, customers, suppliers or third party payors to adequately address their year 2000 issues could result in a material adverse effect on our business, financial condition or results of operations.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE SIGNIFICANT UNALLOCATED NET PROCEEDS FROM THIS OFFERING, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    We have not allocated the net proceeds from this offering to a specific use, other than for general corporate purposes. We will have broad discretion in how we use the net proceeds of this offering, which may include potential acquisitions and working capital. The failure of management to apply these proceeds effectively could have a material adverse effect on our business, financial condition or results of operations, and therefore the market price of the Class B common stock.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF CLASS B COMMON STOCK FOR SALE COULD CAUSE THE MARKET PRICE OF THE CLASS B COMMON STOCK TO FALL.

    Upon completion of this offering, there will be approximately 7,162,752 shares of Class A common stock and 14,305,707 shares of Class B common stock outstanding. Future sales of shares of Class B common stock, or the availability of shares of Class B common stock for future sales, may cause the market price of the shares of Class B common stock prevailing from time to time to fall. A holder of Class A common stock can request to convert shares of Class A common stock into shares of Class B common stock at any time on a share-for-share basis. In addition, shares of Class A common stock will convert automatically into shares of Class B common stock on a share-for-share basis upon any sale or other transfer, except a transfer to family members of the transferor or trusts for the benefit of or entities controlled by the transferor or family members of the transferor. The outstanding Class B common stock and the Class B common stock sold in this offering will be freely tradable without restrictions by persons other than our affiliates. All of the shares of Class A common stock, when converted into Class B common stock, will also be freely tradable without restrictions by persons other than our affiliates. We, our executive officers and our directors have generally agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Class B common stock, or any securities convertible into or exercisable or exchangeable for shares of Class B common stock, for a period of 120 days after the date of this prospectus without the prior written consent of Raymond James & Associates, Inc.

THE MARKET PRICE FOR CLASS B COMMON STOCK MAY BE VOLATILE.

    Future developments concerning our business or our competitors, including operating results, governmental regulation, changes in financial estimates by financial analysts or our failure to meet these estimates, and other factors, could have a significant impact on the market price of the Class B common stock. In addition, in recent years the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies, particularly small and emerging growth companies, have experienced wide price fluctuations which have not necessarily been related to the operating performance of these companies. These broad market fluctuations could have a material adverse effect on the market price of the Class B common stock.

ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND INDIANA LAW COULD DETER TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY THINK ARE IN THEIR BEST INTERESTS.

    Our Restated Articles of Incorporation and By-Laws contain provisions that may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids at a premium over the market price of the Class B common stock and may adversely affect the market price of our common stock, and the voting and other rights of the holders of the Class B common stock. These provisions include:

    - the division of our board of directors into three classes serving staggered three-year terms;

    - removal of directors only for cause and only upon a 66 2/3% stockholder vote;

    - requiring stockholders representing 80% of the voting power to call a special meeting of stockholders;

    - the ability to issue additional shares of our common stock or preferred stock without stockholder approval; and

    - advance notice requirements for raising business or making nominations at stockholders' meetings.

    The Indiana corporation law contains business combination provisions that, in general, prohibit for five years any business combination with a beneficial owner of 10% or more of our common stock unless the holder's acquisition of the stock was approved in advance by our board of directors. The Indiana corporation law also contains control share acquisition provisions that limit the ability of certain stockholders to vote their shares unless their control share acquisition was approved in advance.

                                USE OF PROCEEDS

    We expect to receive approximately $80.3 million from the sale of the 2,600,000 shares of Class B common stock offered by us at an assumed public offering price of $32.75 per share, based on the last reported sale price of the Class B common stock on the Nasdaq National Market on May 5, 1999, after deducting underwriting discounts and commissions and estimated expenses to be paid by us. We expect to receive approximately $92.4 million of net proceeds if the underwriters exercise their over-allotment option in full.

    We intend to use the net proceeds of this offering for general corporate purposes, including potential acquisitions and working capital. Pending these uses, we expect to invest the net proceeds from this offering in short-term investment grade, interest-bearing securities. While we engage in discussions relating to potential acquisitions from time to time, we are not currently a party to any definitive agreement or letter of intent regarding any material acquisition, nor are there any material acquisitions which we consider probable.

                          PRICE RANGE OF COMMON STOCK

    Our Class B common stock trades on the Nasdaq National Market under the symbol PHCC. Before October 24, 1997, there was no public market for the Class B common stock. The prices shown below are the high and low sales quotations for the Class B common stock as reported on the Nasdaq National Market for the calendar period indicated, beginning on October 24, 1997, as adjusted to reflect a 3-for-2 stock split effected as a stock dividend paid on May 4, 1999. As of March 31, 1999, there were approximately 45 holders of record of Class B common stock.

                                                                             HIGH        LOW
                                                                           ---------  ---------
1997:
  Fourth Quarter (from October 24, 1997).................................  $   11.00  $    9.33

1998:
  First Quarter..........................................................      12.72       8.83
  Second Quarter.........................................................      13.50      11.33
  Third Quarter..........................................................      16.17      10.83
  Fourth Quarter.........................................................      35.96      13.17

1999:
  First Quarter..........................................................      33.58      18.17
  Second Quarter (through May 5, 1999)...................................      37.83      29.58

    On May 5, 1999, the last sale price of the Class B common stock as reported on the Nasdaq National Market was $32.75 per share. Our Class A common stock is not listed for trading. However, because the Class A common stock is automatically converted into Class B common stock on a one-for-one basis when it is transferred (except in limited circumstances), the Class A common stock is freely tradable except by our affiliates. Holders of Class A common stock have three votes per share on matters submitted to a vote of our stockholders, and holders of Class B common stock have one vote per share. Holders of Class A common stock and holders of Class B common stock generally vote as a single class on all matters submitted to a vote of stockholders. As of March 31, 1999, there were approximately 780 holders of record of Class A common stock.

                                DIVIDEND POLICY

    We do not expect to pay any cash dividends on our common stock in the foreseeable future and we plan to retain our earnings to finance operations, future growth and possible acquisitions. The payment of dividends on our common stock will be at the discretion of our board of directors and must comply with applicable law. In addition, the terms of our credit facility prohibit us from paying dividends without the prior written consent of the lender, which may not be unreasonably withheld. Any decisions to pay dividends in the future will depend on a number of factors, including our financial condition, capital requirements, future business prospects, the terms of any documents governing our indebtedness and other factors that the board of directors deems relevant.

    On March 31, 1997, we paid a dividend to Bindley Western in the form of a subordinated promissory note with a principal amount of $6.0 million to return to Bindley Western a portion of its equity investment in us. We satisfied in full the dividend note on September 30, 1998.

    On April 6, 1999, our board of directors declared a 3-for-2 stock split, effected as a stock dividend paid on May 4, 1999, to stockholders of record at the close of business on April 20, 1999. Holders of Class A common stock received Class A common stock and holders of Class B common stock received Class B common stock in the stock split.

                                 CAPITALIZATION

    The following table shows (1) our actual capitalization as of March 31, 1999, after giving effect to a 3-for-2 stock split effected as a stock dividend paid on May 4, 1999, and (2) our capitalization as adjusted to reflect our receipt and application of the estimated net proceeds, at an assumed offering price of $32.75 per share based on the last sale price of the Class B common stock as reported on the Nasdaq National Market on May 5, 1999, from the sale of Class B common stock offered by this prospectus. You should read this table with the financial statements and the notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. This table excludes 2,420,900 shares of our Class B common stock which may be issued under our option plans. Options to purchase an aggregate of 1,780,764 shares of Class B common stock were outstanding under these plans on March 31, 1999.

                                                                                               MARCH 31, 1999
                                                                                           -----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  ------------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                               SHARE AMOUNTS)
Long-term obligations....................................................................  $      --   $       --
                                                                                           ---------  ------------
Stockholders' equity:
  Preferred Stock, no par value, 5,000,000 shares authorized; none issued or
    outstanding..........................................................................         --           --
  Class A Common Stock, $0.01 par value; 15,000,000 shares authorized; 8,198,245 shares
    issued and outstanding, actual and as adjusted.......................................         82           82
  Class B Common Stock, $0.01 par value; 40,000,000 shares authorized; 10,655,439 issued
    and outstanding, actual; and 13,255,439 shares issued and outstanding, as adjusted...        107          133
  Additional paid-in capital.............................................................     54,325      134,591
  Retained earnings......................................................................     20,612       20,612
                                                                                           ---------  ------------
    Total stockholders' equity...........................................................     75,126      155,418
                                                                                           ---------  ------------
    Total capitalization.................................................................  $  75,126   $  155,418
                                                                                           ---------  ------------
                                                                                           ---------  ------------

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    In the table below, we provide selected consolidated financial data of Priority Healthcare Corporation. We prepared this information using our unaudited consolidated financial statements for the three-month periods ended March 31, 1998 and 1999 and from our audited consolidated financial statements for the five years ended December 31, 1998. You should read this selected consolidated financial data together with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. In our opinion, our selected consolidated financial data for the three-month periods ended March 31, 1998 and 1999 include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The selected consolidated financial data do not necessarily indicate the results to be expected in the future.

                                                                                                        THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                        ----------------------------------------------------------  ---------------------
                                           1994        1995        1996        1997        1998       1998        1999
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
STATEMENT OF EARNINGS DATA:
Net sales.............................  $  107,449  $  123,990  $  158,247  $  230,982  $  275,626  $  58,129   $  83,159
Cost of products sold.................     100,254     111,448     141,074     207,755     244,485     51,313      72,853
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Gross profit..........................       7,195      12,542      17,173      23,227      31,141      6,816      10,306
Selling, general and administrative
  expense.............................       4,394       7,836       8,443      10,620      13,989      3,167       4,251
Depreciation and amortization.........         512         998       1,009       1,161       1,234        311         313
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Earnings from operations..............       2,289       3,708       7,721      11,446      15,918      3,338       5,742
Stock option expense..................          --          --          --         350          --         --          --
Interest expense (income), net........         200         511         437         887        (916)      (109)       (258)
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Earnings before income taxes..........       2,089       3,197       7,284      10,209      16,834      3,447       6,000
Provision for income taxes............         835       1,311       2,915       4,058       6,691      1,370       2,382
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
Net earnings..........................  $    1,254  $    1,886  $    4,369  $    6,151  $   10,143  $   2,077   $   3,618
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------
                                        ----------  ----------  ----------  ----------  ----------  ---------   ---------

EARNINGS PER SHARE (1):
  Basic...............................  $     0.08  $     0.12  $     0.29  $     0.39  $     0.54  $    0.11   $    0.19
  Diluted.............................  $     0.08  $     0.12  $     0.29  $     0.39  $     0.54  $    0.11   $    0.19

WEIGHTED AVERAGE SHARES OUTSTANDING
  (1):
  Basic...............................      15,321      15,321      15,321      15,934      18,773     18,773      18,831
  Diluted.............................      15,321      15,321      15,321      15,940      18,854     18,818      19,234

                                                               DECEMBER 31,
                                        ----------------------------------------------------------              MARCH 31,
                                           1994        1995        1996        1997        1998                   1999
                                        ----------  ----------  ----------  ----------  ----------              ---------
BALANCE SHEET DATA:
Working capital.......................  $   12,955  $   16,000  $   20,792  $   57,488  $   61,875              $ 67,230
Receivable from Bindley Western (2)...          --          --          --       5,290      16,517                13,166
Total assets..........................      36,849      41,584      57,220      91,728     107,519               114,605
Payable to Bindley Western............       8,345       3,873       9,290          --          --                    --
Long-term obligations.................         113         751         560         272          --                    --
Note payable to Bindley Western.......          --          --          --       6,000          --                    --
Total liabilities.....................      16,610      16,553      27,820      31,845      37,478                39,479
Stockholders' equity..................      20,239      25,031      29,400      59,883      70,041                75,126

------------------------

(1) Adjusted to reflect the 3-for-2 stock split effected as a stock dividend paid on May 4, 1999.

(2) Represents loans of Priority Healthcare to Bindley Western on a short-term, interest-bearing basis. The loan balances are due on December 31, 1999. Priority Healthcare does not intend to advance additional funds to Bindley Western, including any proceeds from this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion and analysis should be read with our consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

    Priority Healthcare Corporation provides patient-specific self-injectable biopharmaceuticals and disease treatment services to people with chronic diseases, and specialty pharmaceuticals and related medical supplies to the office-based physician, outpatient renal dialysis center and homecare markets. From our formation in June 1994 through our initial public offering on October 24, 1997, we operated as a wholly owned subsidiary of Bindley Western. Since the initial public offering, we have incurred and will continue to incur incremental recurring legal, audit, risk management and administrative costs related to operating as a stand-alone entity that we did not experience as a wholly owned subsidiary of Bindley Western.

    We have built our business through internal growth and acquisitions. The acquisitions by Bindley Western or by us include:

    - Charise Charles, Ltd., Inc., a specialty wholesale distributor of oncology and renal care biopharmaceuticals, in February 1993;

    - PRN Medical, Inc., a specialty wholesale distributor of renal care supplies and dialysis equipment, in October 1993;

    - 3C Medical, Inc., a specialty distributor of acute dialysis products, in October 1994;

    - IV-1, Inc., IV-One Services, Inc. and National Pharmacy Providers, Inc., three related companies that provided specialty pharmacy related healthcare services, in January 1995;

    - Grove Way Pharmacy, Inc., a vaccine and injectable drug distributor, in August 1997; and

    - Pharmacy Plus, Ltd., a specialty mail order pharmacy, on April 12, 1999.

    Because these acquisitions were accounted for under the purchase method of accounting, the results of operations of the acquired companies are, or in the case of Pharmacy Plus will be, included in our financial statements from their dates of acquisition. As a result, we believe that period-to-period comparisons of financial position and results of operations may not be meaningful. You should not rely on them to predict our future performance.

    The majority of our net sales are currently derived from:

    - the sale of Neupogen, Procrit, Intron-A and related oncological pharmacy products and supplies to oncology practices through Priority Healthcare Distribution;

    - the sale of EPO, Calcijex, INFeD and related dialysis pharmacy products and supplies to outpatient renal dialysis centers through Priority Healthcare Distribution;

    - the provision of Rebetron and related support services on a patient-specific basis for treatment of hepatitis C through Priority Healthcare Pharmacy; and

    - the provision of Intron-A and related support services on a patient-specific basis for treatment of hepatitis B and C and several forms of cancer through Priority Healthcare Pharmacy.

    We typically are reimbursed for products and services provided by Priority Healthcare Pharmacy by third-party payors, primarily private insurers and managed care organizations. Sales derived from agreements with managed care organizations generally are made pursuant to established rates negotiated periodically. We typically are reimbursed for products provided by Priority Healthcare Distribution directly by oncology practices, renal dialysis centers and other healthcare providers and pricing is negotiated directly with the providers. In 1998, our net sales did not include reimbursement from Medicare or Medicaid. Net sales by Priority Healthcare Pharmacy increased from 8% of total net sales in 1997 to 12% of total net sales in 1998. The higher level of specialized services provided by Priority Healthcare Pharmacy generates substantially higher margins than Priority Healthcare Distribution. As a result, sales from pharmacy services have a proportionately greater impact on our earnings than sales from our lower margin distribution services.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated, the percentages of total revenues represented by the respective financial items:

                                                                                                      THREE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                    -------------------------------  --------------------
                                                                      1996       1997       1998       1998       1999
                                                                    ---------  ---------  ---------  ---------  ---------
Net sales.........................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of products sold.............................................       89.1       89.9       88.7       88.3       87.6
                                                                    ---------  ---------  ---------  ---------  ---------
Gross profit......................................................       10.9       10.1       11.3       11.7       12.4
Selling, general and administrative expense.......................        5.3        4.6        5.1        5.4        5.1
Depreciation and amortization.....................................        0.6        0.5        0.4        0.5        0.4
                                                                    ---------  ---------  ---------  ---------  ---------
Earnings from operations..........................................        4.9        5.0        5.8        5.8        6.9
Stock option expense..............................................        0.0        0.2        0.0        0.0        0.0
Interest expense (income), net....................................        0.3        0.4       (0.3)      (0.2)      (0.3)
                                                                    ---------  ---------  ---------  ---------  ---------
Earnings before income taxes......................................        4.6        4.4        6.1        6.0        7.2
Provision for income taxes........................................        1.8        1.8        2.4        2.4        2.8
                                                                    ---------  ---------  ---------  ---------  ---------
Net earnings......................................................        2.8%       2.7%       3.7%       3.6%       4.4%
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

    THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1998

    NET SALES. Net sales increased to $83.2 million in the first three months of 1999 from $58.1 million in the first three months of 1998, an increase of 43%. The growth primarily reflected the addition of new customers, new product introductions, including the new Rebetron treatment for hepatitis-C, additional sales to existing customers and inflationary price increases.

    GROSS PROFIT. Gross profit increased to $10.3 million in the first three months of 1999 from $6.8 million in the first three months of 1998, an increase of 51%. Gross profit as a percentage of net sales increased in the first three months of 1999 to 12.4% from 11.7% in the first three months of 1998. The increase in gross profit reflected increased sales by both Priority Healthcare Pharmacy and Priority Healthcare Distribution. The increase in gross profit as a percentage of net sales was primarily attributed to the change in sales mix, as Priority Healthcare Pharmacy experienced increased sales, which generate higher gross margins than Priority Healthcare Distribution sales. Competition continues to exert pressure on margins, particularly those of Priority Healthcare Distribution.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased to $4.3 million in the first three months of 1999 from $3.2 million in the first three months of 1998, an increase of 34%. Selling, general and administrative expense as a percentage of net sales decreased in the first three months of 1999 to 5.1% from 5.4% in the first three months of 1998. The increase in selling, general and administrative expense reflected the growth in our business. The decrease in selling, general and administrative expense as a percentage of net sales resulted from the spreading of fixed costs over a larger sales base. Management continually monitors selling, general and administrative expense and remains focused on controlling these increases through improved technology and efficient asset management.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $313,000 in the first three months of 1999 from $311,000 in the first three months of 1998, an increase of 0.6%. The increase was primarily the result of additional depreciation on new equipment, particularly management information systems, offset, in part, by a decrease in amortization of intangible assets that became fully amortized.

    INTEREST EXPENSE (INCOME), NET. Interest income, net of expense, increased to $258,000 in the first three months of 1999, from $109,000 in the first three months of 1998. In the first three months of 1999, interest income of $45,000 was primarily related to amounts earned by investing excess cash balances in overnight repurchase agreements with a major financial institution and interest income of $213,000 was related to loaning funds to Bindley Western. In the first three months of 1998, interest income of $111,000 was primarily related to amounts earned by investing funds received from the October 1997 initial public offering of Class B common stock in overnight repurchase agreements with a major financial institution and interest income of $112,000 was related to loaning funds to Bindley Western. This interest income was partially offset by interest expense of $109,000 in the first three months of 1998 for interest due on the subordinated note issued to Bindley Western on March 31, 1997. The subordinated note issued to Bindley Western was paid on September 30, 1998. The interest income on the loans to Bindley Western was calculated by applying Bindley Western's average incremental borrowing rate to the average outstanding loans. The average outstanding loans to Bindley Western were $13.5 million in the first three months of 1999, and $7.0 million in the first three months of 1998. Bindley Western's average incremental borrowing rate was 5.3% in the first three months of 1999 and 6.4% in the first three months of 1998.

    PROVISION FOR INCOME TAXES. Through December 31, 1998, we participated in the consolidated federal and state income tax returns filed by Bindley Western. Bindley Western charged federal and state income tax expense to us as if we filed our own separate federal and state income tax returns. The provision for income taxes in the first three months of 1999 and 1998 represented 39.7% of earnings before taxes.

    1998 COMPARED TO 1997

    NET SALES. Net sales increased to $275.6 million in 1998 from $231.0 million in 1997, an increase of 19%. The growth was primarily from the addition of new customers, new product introductions, including Rebetron, additional sales to existing customers and, to a lesser extent, the acquisition of Grove Way Pharmacy and inflationary price increases.

    GROSS PROFIT. Gross profit increased to $31.1 million in 1998 from $23.2 million in 1997, an increase of 34%. The increase in gross profit reflected increased sales by both Priority Healthcare Pharmacy and Priority Healthcare Distribution. Gross profit as a percentage of net sales increased in 1998 to 11.3% from 10.1% in 1997. This increase was primarily the result of the change in sales mix caused by the significant increase in sales by Priority Healthcare Pharmacy which generated higher gross margins than those of Priority Healthcare Distribution. Competition continues to exert pressure on margins, particularly those of Priority Healthcare Distribution.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased to $14.0 million in 1998 from $10.6 million in 1997, an increase of 32%. Selling, general and administrative expense as a percentage of net sales increased to 5.1% in 1998 from 4.6% in 1997. We constantly monitor selling, general and administrative expense and remain focused on controlling these increases through improved technology and efficient asset management. The increase in selling, general and administrative expense as a percentage of net sales resulted from incurring expenses associated with our Grove City, Ohio facility, which opened in November 1997, training and payroll costs from hiring additional sales personnel at Priority Healthcare Pharmacy, and increased overall costs of being a publicly traded company.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization was $1.2 million in both 1998 and 1997.

    INTEREST EXPENSE (INCOME), NET. Interest income, net, was $916,000 in 1998, as opposed to interest expense, net, of $887,000 in 1997. In 1998, interest income of $348,000 was primarily related to amounts earned by investing funds received from the October 1997 initial public offering of our Class B common stock in overnight repurchase agreements with a major financial institution and interest income of $1.1 million related to loaning funds to Bindley Western. This interest income was partially offset by interest expense of $326,000 on the subordinated note issued to Bindley Western on March 31, 1997, which was paid September 30, 1998, and interest expense of $155,000 on the deferred compensation of one of our executives. During 1997, the interest expense primarily resulted from borrowings from Bindley Western and $324,000 of interest expense on the subordinated note issued to Bindley Western. The interest income or expense on the loans to or borrowings from Bindley Western is calculated by applying Bindley Western's average incremental borrowing rate, which was 6.3% for 1998 and 6.4% for 1997, to the average outstanding balances. During 1998, the average outstanding loans to Bindley Western were $16.9 million, while in 1997 the average outstanding borrowings from Bindley Western were $10.3 million.

    PROVISION FOR INCOME TAXES. Through December 31, 1998, we participated in the consolidated federal and state income tax returns filed by Bindley Western. Bindley Western charged federal and state income tax expense to us as if we filed our own separate federal and state income tax returns. The provision for income taxes in 1998 represented 39.7% of earnings before taxes and the provision for income taxes in 1997 represented 39.8% of earnings before taxes.

    1997 COMPARED TO 1996

    NET SALES. Net sales increased to $231.0 million in 1997 from $158.2 million in 1996, an increase of 46%. The growth reflected the addition of new customers, new product introductions, additional sales to existing customers and, to a lesser extent, inflationary price increases of approximately 4%.

    GROSS PROFIT. Gross profit increased to $23.2 million in 1997 from $17.2 million in 1996, an increase of 35%. The increase in gross profit reflected increased sales by both Priority Healthcare Pharmacy and Priority Healthcare Distribution. Gross profit as a percentage of net sales decreased in 1997 to 10.1% from 10.9% in 1996. This decrease was primarily attributable to the change in sales mix resulting from the significant increase in sales by Priority Healthcare Distribution which generated lower gross margins than those of Priority Healthcare Pharmacy. Competition continues to exert pressure on margins, particularly those of Priority Healthcare Distribution.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased to $10.6 million in 1997 from $8.4 million in 1996, an increase of 26%. Still, selling, general and administrative expense as a percentage of net sales decreased to 4.6% in 1997 from 5.3% in 1996. Management constantly monitors selling, general and administrative expense and remains focused on controlling these increases through improved technology and efficient asset management. The decrease in selling, general and administrative expense as a percentage of net sales resulted from the revenue growth in excess of the fixed portion of selling, general and administrative expense.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $1.2 million in 1997 from $1.0 million in 1996, an increase of 15%. The increase was primarily the result of depreciation of new equipment, particularly management information systems.

    STOCK OPTION EXPENSE. Upon completion of our initial public offering, we granted one of our consultants a 10-year option to purchase 50,000 shares of Class B common stock at the initial public offering price. The grant of this option resulted in a one-time compensation expense charge of $350,000 in 1997. The number of shares and the exercise price of this option have subsequently been adjusted to reflect the 3-for-2 stock split.

    INTEREST EXPENSE (INCOME), NET. Interest expense increased to $1.0 million in 1997 from $457,000 in 1996. This expense was primarily related to financing provided to us by Bindley Western through our initial public offering date. The expense also included $324,000 of interest due on the subordinated note issued to Bindley Western on March 31, 1997. The interest expense on the intercompany borrowings was calculated by applying the Bindley Western average incremental borrowing rate to the average outstanding borrowings, while interest on the subordinated note was calculated at the fixed 7.25% face rate of the note. The average outstanding borrowings, excluding the subordinated note, were $10.3 million during 1997 and $6.4 million during 1996, and the average incremental borrowing rate charged was 6.4% in both 1997 and 1996.

    Interest income increased to $153,000 in 1997 from $20,000 in 1996. This income included $87,000 earned on short-term investments with outside financial institutions and finance charges from customers. The remaining $66,000 of interest income was from advances to Bindley Western subsequent to our initial public offering date. This interest income was calculated by applying the Bindley Western average incremental borrowing rate to the average outstanding advances. During the last two months of 1997, the average outstanding balance was $5.9 million and the average incremental borrowing rate was 6.4%.

    PROVISION FOR INCOME TAXES. We participated in the consolidated federal and state income tax returns filed by Bindley Western. Bindley Western charged federal and state income tax expense to us as if we filed our own separate federal and state income tax returns. The provision for income taxes in 1997 represented 39.8% of earnings before taxes as compared to 40.0% for 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal capital requirements have been to fund working capital needs to support internal growth, for acquisitions and for capital expenditures. Our principal working capital needs are for inventory and accounts receivable. Management controls inventory levels in order to minimize carrying costs and maximize purchasing opportunities. We sell inventory to our customers on various payment terms. This requires significant working capital to finance inventory purchases and entails accounts receivable exposure in the event any of our major customers encounter financial difficulties. Although we monitor closely the creditworthiness of our major customers, we cannot assure you that we will not incur some collection loss on major customer accounts receivable in the future.

    We had cash of $5.7 million, cash advances to Bindley Western of $13.2 million and working capital of $67.2 million at March 31, 1999. In addition, we have a $10.0 million unsecured line of credit under which we had at March 31, 1999 a $5.0 million letter of credit outstanding and $5.0 million of additional availability.

    THREE MONTHS ENDED MARCH 31, 1999

    NET CASH PROVIDED BY OPERATING ACTIVITIES. Our operations generated $951,000 in cash during the first three months of 1999. Accounts receivable increased $4.3 million during the first three months of 1999, primarily to support the increase in sales and the extension of credit terms to meet competitive conditions. Inventory increased $145,000 during the first three months of 1999 to support the increase in sales. Trade accounts payable increased $2.1 million to partially reduce the cash required for the accounts receivable increase. This increase was attributable to the timing of payments, the inventory increase and the credit terms negotiated with vendors. Depreciation and amortization totaled $313,000 during the first three months of 1999.

    NET CASH USED BY INVESTING ACTIVITIES. Capital expenditures during the first three months of 1999 totaled $65,000. We expect that capital expenditures during the last nine months of 1999 will be approximately $1.0 million and during 2000 will be approximately $1.0 million. We anticipate that these expenditures will relate primarily to the purchase of computer hardware and software, telecommunications equipment, and furniture and equipment for our new corporate office. We expect to complete the move to our new corporate office in November of 1999.

    NET CASH PROVIDED BY FINANCING ACTIVITIES. We have advanced excess cash to Bindley Western on an interest-bearing basis under the terms of a $25.0 million revolving credit promissory note which is effective through December 31, 1999, at which time all outstanding amounts are due in full. During the first three months of 1999, our receivable from Bindley Western decreased by $3.4 million. During the first three months of 1999, we also received proceeds of $1.5 million, including the income tax benefit, from stock option exercises.

    YEAR ENDED DECEMBER 31, 1998

    NET CASH PROVIDED BY OPERATING ACTIVITIES. Our operations generated $10.4 million in cash during 1998. Accounts receivable increased $13.2 million, primarily to support the increase in sales and the extension of credit terms to meet competitive conditions. Inventory decreased $695,000 in 1998 due to our conscious effort to closely monitor inventory and maintain it at an optimal level. The $10.7 million increase in trade accounts payable partially reduced the cash requirements for accounts receivable; this increase resulted from the timing of payments and the credit terms negotiated with vendors. Depreciation and amortization totaled $1.2 million in 1998.

    NET CASH USED BY INVESTING ACTIVITIES. In 1998 we purchased $825,000 in fixed assets, primarily computer hardware and software. We expect that capital expenditures during 1999 will be approximately $1.1 million. We anticipate that these expenditures will relate primarily to the purchase of computer hardware and software, telecommunications equipment, and furniture and equipment for a new corporate office.

    NET CASH USED BY FINANCING ACTIVITIES. We have advanced excess cash to Bindley Western on an interest-bearing basis under the terms of a $25.0 million Revolving Credit Promissory Note which is effective through December 31, 1999, at which time all outstanding amounts are due in full. In 1998 this receivable from Bindley Western increased by $11.2 million. We also paid the $6.0 million subordinated note payable to Bindley Western.

    Management believes that cash from operations, the proceeds of this offering, repayment by Bindley Western of advances made to it and availability under our line of credit will be sufficient to meet our working capital needs for at least two years.

SELECTED QUARTERLY FINANCIAL RESULTS

    The following table presents selected unaudited quarterly statement of earnings items, and percentages of total sales represented by those respective items, for each of the last six fiscal quarters ended March 31, 1999. This information has been prepared on the same basis as the audited financial statements appearing elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the information when read in conjunction with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                    THREE MONTHS ENDED
                                             ----------------------------------------------------------------
                                             DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,
                                               1997       1998       1998       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF EARNINGS DATA:
  Net sales................................  $  61,682  $  58,129  $  63,924  $  71,723  $  81,850  $  83,159
  Gross profit.............................      6,207      6,816      6,930      8,053      9,342     10,306
  Earnings from operations.................      3,037      3,338      3,571      4,070      4,939      5,742
  Net earnings.............................      1,605      2,077      2,271      2,653      3,143      3,618

AS A PERCENTAGE OF NET SALES:
  Net sales................................      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
  Gross profit.............................       10.1       11.7       10.8       11.2       11.4       12.4
  Earnings from operations.................        4.9        5.7        5.6        5.7        6.0        6.9
  Net earnings.............................        2.6        3.6        3.6        3.7        3.8        4.4

INFLATION

    Our financial statements are prepared on the basis of historical costs and are not intended to reflect changes in the relative purchasing power of the dollar. Because of our ability to take advantage of forward purchasing opportunities, we believe that our gross profits generally increase as a result of manufacturers' price increases in the products we distribute. Gross profits may decline if the rate of price increases by manufacturers declines.

    Generally, price increases are passed through to customers as we receive them and therefore they reduce the negative effect of inflation. Other non-inventory cost increases, such as payroll, supplies and services, have been partially offset during the past three years by increased volume and productivity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our primary exposure to market risk consists of changes in interest rates on our loans to Bindley Western. Interest income on these loans is determined based on Bindley Western's average incremental borrowing rate (a variable rate) with its third-party lender. A decrease in interest rates would adversely affect our operating results and cash flow available to fund operations and expansion. Based on the average loan balance for the first three months of 1999, a decrease of 10% in Bindley Western's average incremental borrowing rate would result in an approximately $85,000 annual decrease in interest income. In contrast, a 10% increase in Bindley Western's average incremental borrowing rate would result in an approximately $85,000 annual increase in interest income.

YEAR 2000 COMPLIANCE

    The year 2000 will pose a unique set of challenges to those industries that rely on information technology. Because of the methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. We and other companies in the same business are vulnerable to this problem because of our dependence on distribution and communications systems.

    Since December 31, 1996, we have replaced all of our hardware and software systems for reasons other than year 2000 compliance; we have spent approximately $425,000 for these systems. The hardware systems have been successfully tested for year 2000 compliance. In May 1998, we initiated the process of preparing our software applications to make them year 2000 compliant. Two of the three main software packages that we use were tested for year 2000 compliance during 1998 and the third software package was upgraded during January 1999. We believe these software systems are now year 2000 compliant. The total costs relating to the upgrade of our software programs was approximately $75,000. Funds for these payments were generated from operations. In addition, we have tested the recently acquired software and hardware systems of Pharmacy Plus and estimate that it will cost approximately $10,000 to make those systems year 2000 compliant.

    We believe that the payments required to bring our systems into compliance have not had and will not have a material adverse effect on us. However, the year 2000 problem is widespread and complex and can potentially affect any computer process. As a result, we cannot assure you that the year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect future financial results.

    Also, to operate our business, we rely on governmental agencies, utility companies, telecommunications companies, shipping companies, suppliers and other third party service providers over which we have little control. Our ability to conduct our business is dependent upon the ability of these third parties to avoid year 2000 related disruptions. We are in the process of contacting our third party service providers about their year 2000 readiness, but we have not yet received any assurances from any of these third parties about their year 2000 compliance. The failure of our key third party service providers, customers, suppliers or third party payors to adequately address their year 2000 issues could result in a material adverse effect on our business, financial condition or results of operations.

    We have not to date developed any contingency plans, because these plans will depend in part on the responses from our third party service providers.

                                    BUSINESS

OVERVIEW

    Priority Healthcare Corporation provides patient-specific, self-injectable biopharmaceuticals and disease treatment services to people with chronic diseases, and specialty pharmaceuticals and related medical supplies to the office-based physician, outpatient renal dialysis center and homecare markets. We provide products that are administered by physicians or patients themselves in a non-hospital setting and that typically require specialized shipping and support services.

INDUSTRY AND MARKET OVERVIEW

    INDUSTRY OVERVIEW. The alternate site, or non-hospital, specialty pharmaceutical and medical supply industry is fragmented with many public and private companies focusing on different product or customer niches. Few companies offer a wide range of pharmaceuticals and related supplies targeted to multiple customer groups, specifically office-based physicians and outpatient renal dialysis centers. Historically, cancer therapy, renal dialysis and most other treatments for chronic and life-threatening medical conditions were administered almost exclusively in a hospital inpatient setting. During the 1990s, these treatments have been administered outside the hospital with more frequency, primarily in response to cost control efforts.

    The operations of office-based physicians and clinics are very different from those of the hospital market, creating logistical challenges and increasing administrative costs for those offices. Office-based physicians and clinics generally order relatively small quantities of drugs at irregular intervals and do not have inventory management systems or sufficient pharmacy staffing. Challenges facing these caregivers include building necessary administrative and financial resources, managing relationships with multiple suppliers, managing inventories, billing patients and third-party payors and monitoring new clinical developments. We believe that the shift from hospital-based to office-based or home-based care has created a significant opportunity, particularly in the oncology, gastroenterology, renal dialysis and vaccine markets.

    ONCOLOGY. The number of cancer patients continues to grow in the United States. According to estimates by the American Cancer Society, approximately 1.2 million cases of cancer will be diagnosed in the United States in 1999. The overall incidence of cancer is expected to increase as the average age of the U.S. population continues to increase. According to the National Institutes of Health, or NIH, over 50% of all cancers are diagnosed in people age 65 or over.

    The principal treatments for cancer are surgery and a regimen of radiation and pharmaceutical treatments. Surgery usually involves hospitalization, but radiation and chemotherapy are increasingly being delivered in alternate site settings like the physician office and the home. The NIH estimates that direct medical costs for the treatment of cancer in the United States will be $37.0 billion in 1999. Frost & Sullivan estimated the U.S. market for oncology pharmaceuticals to be $4.1 billion in 1996 and projected it to grow at a compound annual rate of 13.2% from 1996 through 2003. We believe that the office-based segment of the oncology pharmaceutical market represents approximately 25% of that market and has been growing faster than the oncology pharmaceutical market. Growth in the oncology pharmaceutical market is expected to be driven by the continued introduction of new pharmaceuticals and increases in the incidence of cancer. Almost one-half of the 350 biotechnology medicines currently in development are cancer related, according to a 1998 survey conducted by Pharmaceutical Research and Manufacturers of America, or PhRMA.

    GASTROENTEROLOGY. We operate in the gastroenterology market, mainly through the sale of interferon and Rebetron for the treatment of hepatitis C. The NIH estimates that nearly four million Americans are infected with hepatitis C and that approximately 30,000 new acute hepatitis C infections occur each year. According to the NIH, the occurrence of hepatitis C infection appears to be declining from its peak in 1989, but only 25% to 30% of new hepatitis C infections are currently diagnosed. We believe the treated portion of this population is likely to increase as awareness of hepatitis disease management programs increases. According to the NIH, hepatitis C is responsible for 8,000 to 10,000 deaths annually and is currently the leading reason for liver transplantation in the United States.

    RENAL DIALYSIS. According to the Health Care Financing Administration, or HCFA, the incidence of end-stage renal disease is growing by approximately 6% per year. End-stage renal disease causes the irreversible loss of kidney function and requires kidney transplantation or routine dialysis treatment, including hemodialysis, which involves removing waste products and excess fluids from the blood. According to HCFA, as of December 31, 1997, over 80% of dialysis patients, which we believe is still valid, were receiving hemodialysis in outpatient treatment centers. Hemodialysis typically uses various specialty pharmaceuticals and related medical supplies as part of the treatment. Hemodialysis treatments usually last three hours and are performed three times a week at over 3,000 outpatient facilities in the United States. The medication most frequently prescribed to hemodialysis patients is EPO, which stimulates the production of red blood cells, as well as Calcijex-Registered Trademark- (calcium), INFeD-Registered Trademark- (iron), hepatitis vaccine and other nutrient compounds. According to HCFA, EPO was being used to treat approximately 230,000 hemodialysis patients in 1997. We estimate that the United States market for EPO alone exceeds $1.0 billion. Growth in this market is driven by the general aging of the population, favorable reimbursement trends and proposed regulatory changes, expansion of ancillary services and increased managed care contracts.

    VACCINE MARKET. The worldwide vaccine market currently exceeds $3.0 billion annually, and is expected to grow to $7.0 billion by 2001, according to SmithKline Beecham, one of the leading vaccine manufacturers. Growth in the vaccine market is expected to be driven by the growth of combination pediatric vaccines, travelers' vaccines, vaccines for adolescent protection, vaccines for the elderly and vaccines to treat chronic infectious disease and cancer. We estimate that pediatric vaccines represent 40% of the world market, and hepatitis vaccines represent over 20% of the world market. According to the 1998 PhRMA survey, 77 vaccines are currently in development.

BUSINESS STRENGTHS

    We believe the following business strengths have been major contributors to our business success to date.

    CLINICAL EXPERTISE. We provide disease treatment services to patients and physicians through our highly trained clinical staff of pharmacists, nurses and patient care coordinators. These personnel are available for ongoing consultation with the patient and the dispensing physician regarding the patient's therapy and progress seven days a week, 24 hours a day. To serve the specific needs of our Priority Healthcare Pharmacy customers, we operate a licensed pharmacy in Florida, which has been accredited with commendation by the Joint Commission on Accreditation of Healthcare Organizations.

    KNOWLEDGEABLE SALES, MARKETING AND SUPPORT STAFF. We have a well-trained, knowledgeable telemarketing and sales support staff of approximately 50 full-time associates. Our sales support staff and telemarketers are most experienced in the areas of oncology, gastroenterology, renal care and vaccines. We hold frequent meetings and training sessions with our suppliers to enable our sales and support staff to be well-informed about current and new biopharmaceuticals. The sales and support staff provides knowledgeable customer service, and promotes the sale of new products.

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    BROAD PRODUCT OFFERINGS TO TARGETED MARKETS.  We sell over 3,500 SKUs of pharmaceuticals and medical supplies which enables us to provide "one-stop shopping" to our customers. We target our selling efforts of products and services to customers in alternate site settings, such as office-based physicians and renal dialysis clinics. We constantly evaluate new products that we can add to our offerings to continue to meet the needs of these specialized markets.

    COMMITMENT TO HIGH LEVEL OF CUSTOMER SERVICE. We are committed to providing superior customer service that includes shipping products ordered before 6 p.m. for delivery the next day and filling 99% of our orders within one day of being ordered. Our software enables our salespeople to quickly determine product availability, pricing, customer order history and billing information. Also, Priority Healthcare Pharmacy provides patient education, counseling and follow-up with 24-hour on-call pharmacists, nurses and patient care coordinators to assist our patients in better understanding and following their treatments.

    ESTABLISHED RELATIONSHIPS WITH LARGE CUSTOMER BASE OF PHYSICIANS, CLINICS AND PATIENTS. We have an established customer base of over 2,000 physicians and clinics, and over 2,500 patients, which enables us to provide value-added services to biopharmaceutical manufacturers that desire direct access to physicians and patients. These services include educating patients, monitoring patient compliance, assisting in clinical trials and assisting in the introduction of new biopharmaceuticals.

    EFFICIENT OPERATING INFRASTRUCTURE. In the last two years, we have focused considerable time and expense on building an infrastructure, including computer systems and training, to enable us to operate efficiently and manage rapid growth. Our management also focuses on tightly controlling expenses and is constantly re-evaluating the efficiency of its operations, including purchasing and distribution.

GROWTH STRATEGY

    Our goal is to continue to grow rapidly and enhance our market position as a leading specialty distributor by taking advantage of our business strengths and pursuing the following strategies.

    ACCELERATE GROWTH OF OUR HIGHER MARGIN, PATIENT-SPECIFIC PHARMACY
BUSINESS. We intend to continue to add telemarketing and sales support personnel in an effort to reach more potential pharmacy customers and referring physicians. By adding new product offerings, we should be able to attract a broader range of additional customers. We believe that a number of physicians that order pharmaceuticals and supplies from us also treat patients who require patient-specific, self-injectable biopharmaceuticals. We use our database of over 2,000 customers, including physicians focusing on oncology, gastroenterology, renal care and vaccines, to identify these cross-selling opportunities. We believe we are well-positioned to capture increased revenue from these customers.

    PROVIDE SERVICES FOR ADDITIONAL DISEASES BY TARGETING NEW PRODUCT CATEGORIES AND PATIENT-SPECIFIC BIOPHARMACEUTICALS. We intend to begin providing services for additional chronic diseases such as rheumatoid arthritis. Also, by targeting additional chronic disease therapies that require patient-specific, self-injectable biopharmaceuticals, we continue to leverage our clinical and operational expertise from our existing disease services and expand our market.

    ENHANCE EXISTING AND CREATE NEW RELATIONSHIPS WITH BIOPHARMACEUTICAL MANUFACTURERS. We believe that our physician, clinic and patient customer base is of significant value to biopharmaceutical manufacturers and enhances our ability to form alliances which could expand our products, services and geographic scope. Our current relationships focus on oncology, gastroenterology, chronic renal dialysis and vaccines. We intend to target additional physicians and patients in the rheumatoid arthritis and fertility markets. By increasing the number of

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specialists and the range of specializations in our customer base, we believe that we enhance our value to biopharmaceutical manufacturers.

    MAINTAIN INTENSE COST CONTROL WHILE INVESTING IN OPERATING
INFRASTRUCTURE. Our goal is to remain a low cost provider of specialty distribution products, while increasing value-added services to customers, such as 24-hour on-call nurse support, patient counseling, specialized shipping and software to our larger customers.

    CONTINUE TO FOCUS ON AND FURTHER PENETRATE THE ALTERNATE SITE MARKET. By focusing our Priority Healthcare Distribution business on the alternate site market, we have targeted growth segments of the healthcare industry. We intend to increase our alternate site market presence by expanding our product and service offerings, increasing our telemarketing and sales support personnel and committing resources to developing additional group accounts.

    PURSUE ACQUISITIONS THAT COMPLEMENT OUR EXISTING PRODUCT OFFERINGS OR ADD NEW PRODUCT OFFERINGS. We believe that the highly fragmented specialty distribution and pharmacy industries present us with an opportunity to grow through selective acquisitions. By acquiring complementary businesses, we can increase our customer base, expand our product and geographic scope and supplement our existing infrastructure. For example, the acquisition of Grove Way Pharmacy enabled us to enter the market for distribution of vaccines into the alternate site market and our recent acquisition of Pharmacy Plus has added a mail order capability to our business.

PRODUCTS AND SERVICES

    PRIORITY HEALTHCARE PHARMACY. Priority Healthcare Pharmacy provides patient-specific, self-injectable biopharmaceuticals and related disease treatment services to individuals with chronic diseases. In Altamonte Springs, Florida, Priority Healthcare Pharmacy fills patient-specific prescriptions and ships them via overnight delivery in special shipping containers to maintain appropriate temperatures. The following biopharmaceuticals are provided to patients as one component of our comprehensive disease treatment services:

    - Rebetron, an oral antiviral and a synthetic biopharmaceutical used to treat hepatitis C;

    - interferon, a synthetic biopharmaceutical used to treat hepatitis B and C and oncology patients;

    - epoetin alfa, a synthetic biopharmaceutical used to treat anemia; and

    - octreotide, a synthetic hormone used to treat diarrhea associated with intestinal peptide tumors.

    Priority Healthcare Pharmacy continues to evaluate expanding its product offerings.

    In connection with the delivery of biopharmaceuticals, our pharmacy and nursing staff provide disease treatment services, including education, counseling and other services. We have a distinctive approach to interacting with patients from the time of initial contact through completion of the disease treatment program. Upon referral, after we verify insurance or other reimbursement information, our intake nurses call the new patients, explain the program and provide education on self-injection techniques, side effects and potential adverse drug interactions. After the initial prescription delivery, patients are contacted by patient care coordinators who listen to patient concerns, direct questions to our clinical staff, assess patient compliance and progress, and inquire regarding any potential side effects. In addition, our pharmacists and registered nurses are available for ongoing consultation with the patient and the dispensing physician regarding the patient's therapy and progress seven days a week, 24 hours a day.

    A key component of our disease treatment services is our preparation, shipment and delivery of products. At initial contact, our patient care coordinators arrange the next scheduled prescription delivery and verify the shipping address in order to avoid any problems with delivery. Most parenteral, or injectable, prescriptions are prepared in sterile conditions that are maintained by using class 100 laminar flow hoods. We prepare each prescription, including filling syringes, so that it is ready to use upon delivery. Licensed pharmacists verify the prescription with the prescribing physician and recheck the prescription before shipping. In order to ensure the safe delivery of prescriptions to the patient, we call the patient several days before shipping to confirm that the patient or another person will be at home to receive the package upon delivery. In addition, we require the overnight delivery service provider to obtain a signed receipt before leaving the prescriptions at a residence.

    We believe our disease treatment services offer many advantages to patients, physicians, third-party payors and drug manufacturers. These advantages include:

    - increased patient compliance with the prescribed therapy;

    - education of patients on the preparation and use of injectable biopharmaceuticals;

    - reduced potential for patient errors in dosing or product waste;

    - decreased patient and caregiver anxiety;

    - reduced overall cost of treatment; and

    - collection of better outcomes data on the results of patient treatment.

    We also expect to offer additional services to patients and physicians through our website at www.hepatitisneighborhood.com. Our goal is to provide Internet users with helpful, health-related information, including information about diseases as well as general well-being. Initially, we will build the content of our website to include information regarding hepatitis C. In the longer term, we plan to provide confidential patient-specific information, including specific disease treatment services, accessible only by the particular patient and the treating physician. We will continue to assess changes in and additions to the content of our website based on the feedback that we receive from patients, physicians and other Internet users who access the site. The information on the website is not a part of this prospectus.

    PRIORITY HEALTHCARE DISTRIBUTION. Priority Healthcare Distribution provides a broad range of services and supplies to meet the needs of the alternate site market, including office-based physicians in the oncology and infectious disease markets, outpatient renal dialysis centers and office-based physicians administering vaccines. Priority Healthcare Distribution offers value-added services to meet the specialized needs of these markets such as shipping refrigerated pharmaceuticals overnight in special packaging to maintain appropriate temperatures and offering automated order entry services and customized distribution for group accounts. Priority Healthcare Distribution distributes its products from distribution centers in Tustin, California and Grove City, Ohio. We sell over 3,500 SKUs of pharmaceuticals such as EPO, Neupogen, Calcijex and INFeD and related medical supplies such as dialyzers, blood tubing, fistula needles, IV sets, transducers, tape and sponges. During 1998, approximately 27% of our revenues were from sales of EPO to the renal care market. EPO for the renal care market is available from only one manufacturer, Amgen. Priority Healthcare Distribution services over 2,000 customers located in all 50 states and Puerto Rico, including approximately 600 office-based oncologists and 800 renal dialysis clinics.

    We believe our knowledgeable salesforce gives us a competitive advantage for selling into the alternate site market. Since a majority of customer orders are placed by telephone, we offer our customers a toll-free telephone number and fax line. Also, we are beginning to use electronic data interchange ordering capability to accept electronically transmitted orders. Our telemarketing sales and service personnel typically receive customer orders. As part of our commitment to superior customer service, we offer our customers easy order placement. Once an order is received, it is electronically sent to the appropriate distribution center where it is filled and shipped. We estimate that approximately 98% of all items are shipped without back ordering, and that 99% of all orders received before 6 p.m. are shipped on the same day that the order is received.

SALES AND MARKETING

    We currently employ approximately 50 full-time telemarketing and sales support staff personnel. We strive to generate new customers and solidify existing customer relationships through frequent direct marketing contact that emphasizes our broad product lines in specialty markets, competitive prices, responsive service and easy order placement. We telemarket to oncology clinics, physician offices and dialysis centers. We target larger customers with customized approaches developed by management and its key account team. We also link the Priority Healthcare Distribution and Priority Healthcare Pharmacy databases to facilitate cross-selling efforts. We believe that there is a significant opportunity to provide our specialty pharmacy services to patients of physicians that currently order pharmaceuticals and supplies from Priority Healthcare Distribution.

    Our sales personnel service both in-bound and out-bound calls and are responsible for assisting customers in purchasing decisions, answering questions and placing orders. Sales personnel also make calls to market our services to customer accounts that we identify as high volume accounts, high order frequency accounts or accounts with cross-selling opportunities. Our sales personnel use PC-based computer systems to enter customer orders and to access information about products, product availability, pricing, promotions and customer buying and referral history. All telemarketing sales personnel work to establish long-term relationships with our customers through regularly scheduled phone contact and personalized service.

    We provide training for sales personnel on a regular basis through in-service meetings, seminars and field training, supported by print and video materials. Initial and ongoing training focuses on industry and product information, selling skills, ethics and compliance requirements and computer software skills. We believe that our investment in training is critical to establishing and maintaining our competitive position in the marketplace.

CUSTOMERS

    Priority Healthcare Distribution serves over 2,000 customers located in all 50 states and Puerto Rico, including approximately 600 office-based oncologists and 800 renal dialysis clinics.

    During 1998, our largest 20 customers accounted for approximately 38% of our revenues and one customer, Everest Healthcare Services Corporation, accounted for approximately 12% of our revenues. Significant declines in purchases by one or more of our largest customers could have a material adverse effect on our business, financial condition or results of operations. In addition, Pharmacy Plus is an approved provider of injectable biopharmaceuticals to a national managed care organization under a contract that may be terminated by either party upon 90 days prior written notice. We also have a contract with a group purchasing organization for physicians' offices under which we are a recommended supplier of biopharmaceuticals. As is customary in our industry, we generally do not have long-term contracts with our customers. Management believes that the retention rate for our customers is very favorable. Although we have not to date failed to collect accounts receivable from our largest customers, an adverse change in the financial condition of any of these customers, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on our business, financial condition or results of operations.

PURCHASING

    We believe that effective purchasing is key to both profitability and maintaining market share. Products from our largest supplier, Amgen, accounted for approximately 42% of our revenues in 1996, approximately 40% of our revenues in 1997 and approximately 32% of our revenues in 1998. We have a $5.0 million standby letter of credit with a major financial institution with Amgen as the beneficiary. We constantly evaluate our purchase requirements and anticipated increases in manufacturer prices to obtain products at the best cost. We have several partnership relationships with manufacturers that offer favorable pricing, volume-based incentives and opportunities to reduce supply chain costs for both parties.

COMPETITION

    The alternate site specialty pharmaceutical and medical supply industry is highly competitive and is experiencing both horizontal and vertical consolidation. The industry is fragmented, with many public and private companies focusing on different product or customer niches. Some of our current and potential competitors include:

    - regional and national full-line, full-service medical supply distributors;

    - independent specialty distributors;

    - national full-line, full-service wholesale drug distributors that operate their own specialty distribution businesses;

    - institutional pharmacies;

    - hospital-based pharmacies;

    - home healthcare agencies;

    - mail order distributors that distribute pharmaceuticals and medical supplies on a regional or national basis; and

    - manufacturers like Bristol-Myers Squibb that own distributors or that sell their products both to distributors and directly to users, including clinics and physician offices.

    Some of our competitors have greater financial, technical, marketing and managerial resources than we have. While competition is primarily price and service oriented, it can also be affected by depth of product line, technical support systems, specific patient requirements and reputation.

GOVERNMENT REGULATION

    As a provider of healthcare services and products, we are subject to extensive regulation by federal, state and local government agencies.

    LICENSING. We are required to register with the United States Drug Enforcement Administration, or DEA, the Food and Drug Administration, or FDA, and appropriate state agencies for various permits and/or licenses. We also must comply with the operating and security standards of these agencies. Our Tustin, California and Grove City, Ohio distribution centers are licensed to distribute pharmaceuticals in accordance with the Prescription Drug Marketing Act of 1987. The Grove City location is also licensed to distribute or dispense certain controlled substances in accordance with the requirements of the Controlled Substances Act of 1970. Our pharmacy program and provider businesses also are subject to licensing by the DEA and by the state boards of pharmacy, state health departments and other state agencies where they operate.

    On November 14, 1995, an investigator for the FDA and an inspector from the State of Florida Board of Pharmacy inspected our pharmacy in Altamonte Springs, Florida. At the end of the

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
inspection, the FDA investigator issued an FDA Form-483, which is the form used by FDA investigators to identify any observed or suspected noncompliance with the laws administered by the agency. The FDA Form-483 identified the facility as a pharmacy/repackager and listed three observations related to certain requirements that the FDA typically imposes on manufacturers of sterile products. We advised the FDA in December 1995 that we believe we are not, under the statute or the regulations, a repackager or a manufacturer. The FDA investigator and Florida pharmacy authorities inspected the same facility again on June 26, 1997. The FDA investigator issued a substantially identical FDA Form-483 at the end of that inspection. The Florida State Board of Pharmacy did not issue any deficiencies regarding the operations of the Altamonte Springs pharmacy in either of these inspections.

    On March 16, 1992, the FDA issued a Compliance Policy Guide (CPG 460.200), which explains the criteria the FDA uses to distinguish between pharmacy operations that are properly regulated under state law and drug manufacturing regulated by the FDA. Our response to the FDA in December 1995 cited this CPG and explained our argument that, using the FDA's own criteria, the Altamonte Springs pharmacy is properly regulated under state and local laws.

    On November 21, 1997, the President signed into law the FDA Modernization Act of 1997, which included a new section of the Federal Food, Drug and Cosmetic Act on pharmacy compounding. In this provision, Congress clarified a gray area by stating the circumstances in which pharmacies may compound drugs without filing a New Drug Application, observing the FDA's Good Manufacturing Practice regulations or complying with several other Federal Food, Drug and Cosmetic Act requirements. Congress provided that "compounding" does not include mixing or reconstituting done in accordance with directions in approved labeling provided by the manufacturer of the product. We believe that, as a result of this amendment, if we follow the manufacturer's approved labeling in each case, and prepare drugs only for identified individual patients using licensed practitioners, our activities should be regulated by the Florida State Board of Pharmacy and not be subjected by the FDA to a full New Drug Application requirement demonstrating the basic safety and effectiveness of the drugs.

    If we are correct and our operations are limited to those engaged in by pharmacies, there should be no material adverse effect from the FDA Form-483s because we believe we are currently in compliance in all material respects with applicable state and local laws. If we are deemed to be a sterile product manufacturer or a sterile product repackager, we will be subject to additional regulatory requirements. If for some reason the FDA or other legal authorities decide that we must file for approval of a New Drug Application, this event could have a material adverse effect on our business, financial condition or results of operations.

    We cannot guarantee that future legislation, future rulemaking or active enforcement by the FDA of a determination that we are a drug manufacturer will not have a material adverse effect on our business, financial condition or results of operations.

    The State of Florida Board of Pharmacy regulates the compounding activities of Florida pharmacies, including some of our activities. We have a Community/Special Parenteral/Enteral Compounding Pharmacy Permit. Over the past several years, the Florida Board of Pharmacy has proposed several changes to its compounding requirements. We believe that we are in compliance with the current requirements, but we cannot guarantee that other conditions or requirements will not be imposed in the future that will have a material adverse effect on our business, financial condition or results of operations.

    Additionally, state laws prohibit the practice of medicine and nursing without a license. Many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to or restorative of life and well being and the execution of medical regimens prescribed by a physician. Accordingly, to the extent that we assist patients and providers in helping patients comply with prescribed treatment programs, our activities could be deemed by a state to be the practice of medicine or nursing. There can be no assurance that our operations will not be challenged as constituting the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state, we could be subject to civil and criminal penalties under that state's law and could be required to restructure our business in that state. These results or the inability to successfully restructure our business could have a material adverse effect on us.

    REFERRAL RESTRICTIONS. We must comply with federal and state laws that govern financial and other arrangements between healthcare providers. These laws include the federal anti-kickback statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly, in return for or to induce the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Many states have similar statutes which are not necessarily limited to items and services for which payment is made by Medicare or Medicaid. Violations of these laws may result in fines, imprisonment and exclusion from the Medicare and Medicaid programs or other state-funded programs. The limited number of federal and state court decisions interpreting these statutes have generally interpreted the statutes to apply if "one purpose" of remuneration is to produce referrals or other conduct covered by the statute.

    In part to address concerns regarding the anti-kickback statute, the federal government has issued regulations that provide exceptions, or "safe harbors," for transactions that will be deemed not to violate the anti-kickback statute. Proposed regulations to clarify these safe harbors and to provide additional safe harbors have been published but final regulations have not yet been adopted. Although we believe that we are not in violation of the anti-kickback statute, our operations do not fit within any of the existing or proposed safe harbors.

    Until recently, there were no procedures for obtaining binding interpretations or advisory opinions from the Health and Human Services Office of the Inspector General, or OIG, on the application of the federal anti-kickback statute to an arrangement or its qualification for a safe harbor upon which we can rely. However, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the Secretary of Health and Human Services to issue written advisory opinions regarding the applicability of certain aspects of the anti-kickback statute to specific arrangements or proposed arrangements. Advisory opinions are binding on the Secretary and the party requesting the opinion.

    The OIG has issued fraud alerts identifying certain questionable arrangements and practices which it believes may implicate the federal anti-kickback statute. The OIG has issued a fraud alert with its views on certain joint venture and contractual arrangements between healthcare providers. According to another fraud alert, certain prescription drug marketing practices could violate the federal anti-kickback statute. These marketing activities may be covered by the federal anti-kickback statute because drugs are often reimbursed under the Medicaid program. According to the fraud alert, practices that could violate the statute include some arrangements under which payment is made to pharmacists to recommend a particular pharmaceutical product.

    A number of states have recently undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs with incentives to pharmacists to dispense one product rather than another. These enforcement actions arise under state consumer protection laws which generally prohibit false advertising, deceptive trade practices and the like. Also, a number of the states involved in these enforcement actions have requested that the FDA increase its oversight in the area of pharmaceutical promotional activities by pharmacists. It is not possible to determine whether the FDA will take this action or what effect, if any, FDA or State involvement would have on our operations.

    Congress enacted major prohibitions against physician referrals in 1993. These prohibitions, commonly known as Stark II, amended prior physician self-referral legislation known as Stark I by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. As of January 1, 1995, Stark II prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. Stark II also prohibits the entity from billing the government for services rendered pursuant to a prohibited referral. The designated health services include clinical laboratory services, radiology services, radiation therapy services and supplies, physical and occupational therapy services, durable medical equipment and supplies, parenteral and enteral nutrients, equipment and supplies, prosthetic devices, orthotics and prosthetics, outpatient prescription drugs, home health services, and inpatient and outpatient hospital services. The penalties for violating Stark II include a prohibition on payment by these government programs, civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme," and exclusion from further participation in Medicare or Medicaid.

    In January 1998, HCFA published proposed regulations which implement Stark II and interpret the Stark II provisions. Some of these interpretations are more restrictive than previously assumed. As of the date of this prospectus, we cannot predict when the proposed rules will be published in final form or what changes may be made to the rules before they are finalized. We cannot determine the impact of the anti-referral provisions of Stark II on our financial condition and results of our operations.

    In addition, HIPAA prohibits any person or entity from knowingly and willfully committing a federal health care offense relating to a health care benefit program. Under HIPAA, a "health care benefit program" broadly includes "any public or private plan or contract, affecting commerce, under which any medical benefit, item, or service is provided to any individual." Among the "federal health care offenses" prohibited by HIPAA are health care fraud and making false statements relative to health care matters. Any person or entity that knowingly and willfully defrauds or attempts to defraud a health care benefit program or obtains by means of false or fraudulent pretenses, representations, or promises, any of the money or property of any health care benefit program in connection with the delivery of health care services is subject to a fine and/or imprisonment. HIPAA also provides that any person or entity that knowingly and willfully falsifies or conceals or covers up a material fact or makes any materially false or fraudulent statements in connection with the delivery of or payment of health care services by a health care benefit plan is subject to a fine and/or imprisonment . These provisions of HIPAA represent the criminalization of situations which previously would have been handled civilly through the administrative processes of repayment of overpayments, offsets and fines.

    We are also subject to federal and state laws, including the federal False Claims Act, prohibiting an individual or entity from knowingly and willfully presenting claims for payment by Medicare, Medicaid or other third party payors that contain false or fraudulent information. These laws also provide for both criminal and civil penalties. Also, providers found to have submitted claims which they knew or should have known were false, fraudulent, or for items or services that were not provided as claimed, may be excluded from Medicare and Medicaid participation, required to repay previously collected amounts, and subject to substantial civil monetary penalties.

    Federal regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules. Some of these laws and regulations govern the activities of many of our customers. We cannot guarantee that increased enforcement activities will not indirectly have a material adverse effect on our business, financial condition or results of operations.

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
    PATIENT CONFIDENTIALITY. Various federal and state laws establish minimum standards for the maintenance of medical records and protect the confidentiality of patient medical information. In the course of our business, we maintain medical records for each patient to whom we dispense pharmaceuticals. As a result, we are subject to one or more of these medical record and patient confidentiality laws. Also, we may become subjected to new rules recently mandated by HIPAA, and proposed by HCFA to ensure the integrity and confidentiality of patient data by creating mandatory security standards for entities which maintain or transmit health information electronically. Unauthorized disclosure of confidential patient information, or other failure to comply with any applicable laws and regulations regarding the maintenance of patient records and the confidentiality of medical information could have a material adverse effect on our business, financial condition or results of operation.

    PRACTICE OF PHARMACY. State laws prohibit the practice of pharmacy without a license. Accordingly, our pharmacists are licensed in Florida and other states where required. Although we monitor the professional aspects of their practice, to the extent that our employees assist patients and providers in helping patients comply with prescribed treatment programs, these activities could be deemed by a state to be the practice of medicine, nursing or outside the scope of permitted pharmacy practice.

    LABELING AND MAIL ORDER. In addition, federal statutes and regulations establish standards for the labeling, packaging, repackaging, advertising and adulteration of prescription drugs and the dispensing of "controlled" substances and prescription drugs. To the extent that we were to use the federal postal service, Federal Trade Commission and United States Postal Service regulations require mail order sellers to engage in truthful advertising, to stock a reasonable supply of drugs, to fill mail orders within thirty days and, if that is impossible, to inform the consumer of his or her right to a refund. We believe that we are in substantial compliance with the above requirements.

    OTHER REGULATORY ISSUES. Some states have adopted, or are considering adopting, restrictions similar to the restrictions contained in the federal anti-kickback and physician self-referral laws. Although we believe that our operations do not violate applicable state laws, state regulatory authorities could challenge our activities under these laws or challenge the dispensing of patient-specific, self-injectable biopharmaceuticals by us as being subject to state laws regulating out-of-state pharmacies.

    We believe our pharmacy practices and our contract arrangements with other healthcare providers and pharmaceutical suppliers are in compliance with these laws. To address the risks presented by these laws, we have appointed an employee trained as a lawyer as Vice President of Administration, arranged for compliance reviews conducted by outside advisors and put in place an ethics and corporate compliance program. We cannot guarantee that our interpretation and application of these laws will be consistent with future interpretations of the laws.

REIMBURSEMENT

    A large portion of Priority Healthcare Pharmacy's sales is derived from third-party payors, including private insurers and managed care organizations such as HMOs and PPOs. Similar to other medical service providers, we experience long reimbursement collection periods because of third party payment procedures. As a result, effective management of accounts receivable through effective patient registration, billing, collection and reimbursement procedures is critical to our financial success.

    Private payors typically reimburse a higher amount for a given service and provide a broader range of benefits than governmental payors, although net revenue and gross profits from private payors have been affected by the continuing efforts to contain or reduce the costs of healthcare. A portion of our revenue has been derived in recent years from agreements with HMOs, PPOs and other managed care providers. Although these agreements often provide for negotiated reimbursement at reduced rates, they generally result in lower bad debts and provide opportunities to generate greater volumes than traditional indemnity referrals.

    In 1998, our revenues did not include reimbursement from Medicare and Medicaid. Nonetheless, because of the reliance of office-based oncologists and renal dialysis clinics on Medicare and Medicaid reimbursement, changes in these governmental programs could have a material effect on our business, financial condition and results of operations.

    Because the Medicare program represents a large portion of the federal budget, Congress acts in almost every legislative session to reduce the amounts payable from the Medicare program to healthcare providers. Legislation or regulations may be enacted in the future that may significantly change the end stage renal dialysis program or substantially reduce the amount paid for dialysis or oncology treatments. Also, statutes or regulations may be adopted which impose additional requirements on our customers to be eligible to participate in the federal and state payment programs. It is possible that the new legislation or regulations could adversely affect our business operations.

    Additionally, the Balanced Budget Act of 1997, which was enacted in August 1997, contained numerous provisions related to Medicare and Medicaid reimbursement. Although many of the details will not be known for the next several years, the general thrust of the provisions dealing with Medicare and Medicaid contained in the Budget Act is intended to significantly slow the growth in Medicare spending. The Budget Act contains changes to reimbursement rates for certain Medicare and Medicaid covered services, and limitations on the coverage of these services. Although our revenues in 1998 did not include reimbursement from Medicare and Medicaid, the Budget Act may affect our suppliers and customers, which in turn could have an adverse effect on us.

    Also, we expect that private payors will continue their efforts to contain or reduce healthcare costs through reductions in reimbursement rates or other cost-containment measures. These efforts could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

    At March 31, 1999, we had approximately 160 full-time equivalent employees. None of our employees is currently represented by a labor union or other labor organization. Approximately 8% of the employees are pharmacists or nurses. We believe that our relationship with our employees is good.

FACILITIES

    Our headquarters are located in Altamonte Springs, Florida, and consist of approximately 33,000 square feet of space leased through December 1999. We have signed a five year lease beginning in January 2000 for a new 38,000 square foot corporate headquarters and pharmacy facility in nearby Lake Mary, Florida. The lessor has agreed to allow us to move into the space prior to January 2000 and we intend to do so in November 1999. Priority Healthcare Distribution has a 19,300 square foot distribution center in Tustin, California, which is leased through November 2000 and a 36,000 square foot distribution center in Grove City, Ohio, which is leased through July 2002. Priority Healthcare Distribution also has a 1,200 square foot sales office in San Ramon, California, which is leased through April 2001. Pharmacy Plus has an approximately 1,500 square foot pharmacy in Philadelphia, Pennsylvania, which is leased through March 2004.

    Our distribution centers have been constructed or adapted to our specifications for climate control, alarm systems and, where required, separate security areas for controlled substances.

    Overall, we believe that our facilities are suitable and adequate for our current needs, and for projected internal growth through at least 2000.

LEGAL PROCEEDINGS

    IV-1, now known as Priority Healthcare Pharmacy, Inc., and IV-One Services, which was merged into IV-1 on December 31, 1998, have been named as defendants in a second amended counterclaim filed by Amgen on May 14, 1996, in the Circuit Court of the Eighteenth Judicial District of Seminole County, Florida. Amgen has asserted that these entities tortiously interfered with a license agreement between Amgen and Ortho Pharmaceutical Corporation. Under this agreement, Amgen licensed Ortho to sell EPO for use in the treatment of non-dialysis patients, while Amgen reserved the exclusive right to sell EPO for use in the treatment of dialysis patients. Amgen has asserted that, before we purchased IV-1 and IV-One Services, these entities induced Ortho to sell EPO to them for resale in the dialysis market in violation of the license agreement. Amgen has also alleged that IV-1 and IV-One Services were involved in a civil conspiracy to circumvent the terms of the license agreement to allow the resale of EPO to the dialysis market. Amgen has also asserted unfair competition claims against IV-1, including that IV-1 manufactured and distributed unapproved prefilled syringes of EPO and another product manufactured by Amgen in container systems unapproved by Amgen. Amgen did not state a time frame for the acts complained of in the civil conspiracy and unfair competition allegations. In each count, Amgen has demanded an unspecified amount of compensatory damages, including costs and interest.

    We believe that the sellers of IV-1, IV-One Services and Charise Charles have a contractual obligation to provide legal defense and to indemnify us for losses and liabilities with respect to this litigation, to the extent that the alleged acts happened before we purchased these entities. To date, the sellers have provided the legal defense for IV-1 and IV-One Services in the litigation. Indemnification from the sellers of IV-1 and IV-One Services is limited to no more than $1.5 million and indemnification from the sellers of Charise Charles is limited to no more than $2.0 million. As of March 31, 1999, approximately $161,000 of charges have been incurred on behalf of the sellers for claims for indemnification.

    We do not expect the Amgen litigation to be material to our results of operations, financial condition or cash flows; however, we cannot guarantee that this litigation will not have a material adverse effect on our business, financial condition or results of operations. Also, Amgen is our largest supplier. As a result, this litigation could adversely affect our business relationship with Amgen, which could have a material adverse effect on our business, financial condition or results of operations.

    We are also subject to ordinary and routine lawsuits and governmental inspections, investigations and proceedings incidental to our business, none of which is material to our results of operations, financial condition or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows certain information about our directors and executive officers.

NAME                                    AGE                                     POSITION
----------------------------------      ---      -----------------------------------------------------------------------
William E. Bindley................          58   Chairman of the Board

Robert L. Myers...................          53   President, Chief Executive Officer and Director

Guy F. Bryant.....................          40   Executive Vice President--Priority Healthcare Distribution

Steven D. Cosler..................          43   Executive Vice President--Priority Healthcare Pharmacy

Donald J. Perfetto................          52   Executive Vice President, Chief Financial Officer, Treasurer and
                                                   Director

Melissa E. McIntyre...............          38   Vice President--Clinical Services

Barbara J. Luttrell...............          58   Vice President--Administration and Secretary

William M. Woodard................          40   Vice President--Strategic Alliances

Michael D. McCormick..............          51   Director

Richard W. Roberson...............          52   Director

Thomas J. Salentine...............          59   Director

Rebecca M. Shanahan...............          45   Director

    WILLIAM E. BINDLEY has served as our Chairman of the Board and director since inception. Mr. Bindley was our Chief Executive Officer from July 1994 until May 1997 and our President from May 1996 until July 1996. Mr. Bindley is the Chairman of the Board, Chief Executive Officer and President of Bindley Western, positions he has held since founding Bindley Western in 1968. He is also a director of Bindley Western and Shoe Carnival, Inc., a shoe retailer.

    ROBERT L. MYERS has been the President since July 1996 and the Chief Executive Officer since May 1997. From July 1996 to May 1997, he was the Chief Operating Officer. From June 1995 through June 1996, Mr. Myers was a consultant to the healthcare industry. From 1971 to June 1995, he was employed by Eckerd Corporation, a retail drug store chain, where he served as a corporate officer from 1981 through 1995 and as senior vice president of pharmacy from 1990 to 1995. Mr. Myers has served as a director since May 1997. Mr. Myers is a registered pharmacist.

    GUY F. BRYANT serves as the Executive Vice President--Priority Healthcare Distribution, a position that he has held since September 1995. Prior to joining Priority, he was employed in sales management positions by Major
Pharmaceuticals, a distributor of generic pharmaceuticals, since September 1992 and was vice president of sales from August 1994 to August 1995.

    STEVEN D. COSLER became Executive Vice President--Priority Healthcare Pharmacy in August 1997. Prior to that time and since July 1996, he was senior vice president and general manager of Priority Healthcare Services Corporation, a subsidiary of Bindley Western. From January 1992 to June 1996, he was senior vice president of sales and operations for Coresource, a managed care and third party administrator. Prior to that time and from 1978, Mr. Cosler held various positions with IBM including business unit executive for consulting services.

    DONALD J. PERFETTO became Executive Vice President in November 1998. Prior to that time and since June 1997 he was a Vice President. Mr. Perfetto also has served as Chief Financial Officer and Treasurer since June 1997. Mr. Perfetto has served as a director since February 1999. From 1986 to May 1997, he was employed by Bimeco, Inc., a distributor of medical products. During that time, Mr. Perfetto held the positions of vice president of finance and operations and secretary/ treasurer of Bimeco, Inc.

    MELISSA E. MCINTYRE, RN, OCN, is the Vice President--Clinical Services, a position that she has held since August 1997. She has also held various positions with our subsidiaries since June 1994. Prior to joining Priority, and since June 1991, she was employed by Intracare, an outpatient infusion center, as clinical director of nursing.

    BARBARA J. LUTTRELL is the Vice President--Administration, a position she has held since May 1997. Ms. Luttrell has served as Secretary since February 1999. Prior to joining Priority in January 1997, she was employed by Physician's Alliance, a physician group, as director of human resources since September 1996. She attended law school from May 1993 to December 1995 and practiced as an attorney from May 1996 to September 1996. Ms. Luttrell has 15 years of experience in human resource management.

    WILLIAM M. WOODARD has held the positions of Vice President--Strategic Alliances or Vice President--Marketing since May 1997. Prior to that time, Mr. Woodard held various positions with our subsidiaries. From March 1990 until April 1993, Mr. Woodard was a sales representative for Tri State Hospital Supply, a distributor of medical supplies.

    MICHAEL D. MCCORMICK is the Executive Vice President, General Counsel and Secretary of Bindley Western, positions he has held for more than the past five years, and a director of Bindley Western. Mr. McCormick was our Executive Vice President and General Counsel from July 1994 until May 1997, was our Secretary from July 1994 until February 1999 and has served as a director since June 1994.

    RICHARD W. ROBERSON is the President of Sand Dollar Partners, Inc., an investment and consulting firm, a position which he has held since November 1996. Prior to that time, Mr. Roberson served as president and chief executive officer of Visionworks, Inc., a retail superstore optical chain, from March 1993 to September 1996. Mr. Roberson is also a director of C.H. Heist Corporation, an industrial cleaning and maintenance company.

    THOMAS J. SALENTINE is the Executive Vice President and Chief Financial Officer of Bindley Western, positions he has held for more than the past five years. He is also a director of Bindley Western. Mr. Salentine was our Executive Vice President from July 1994 until May 1997, our Chief Financial Officer from July 1994 until May 1995 and our Treasurer from May 1997 to June 1997. He has served as a director since July 1994.

    REBECCA M. SHANAHAN is the Vice President, Managed Care of the University of Chicago Hospitals and Health Systems, a position she has held since September 1997, where she is responsible for the development and implementation of managed care programs and products. From December 1996 until assuming her present position, she performed legal and consulting services as an independent contractor for various entities in the health care industry. From 1991 until December 1996, she held executive officer positions with Methodist Medical Group and Beltway Services, a 600 member physician practice group affiliated with Methodist Hospital in Indianapolis, Indiana, with her latest position being senior vice president and chief operating officer.

    Our directors are divided into three classes with staggered three-year terms. The terms of our current directors will expire at the annual meeting of stockholders in the year shown as follows: Mr. Bindley and Ms. Shanahan--2000; Messrs. McCormick and Salentine--2001; and Messrs. Myers, Perfetto and Roberson--2002.

    Our executive officers serve at the discretion of our board of directors. There is no family relationship between any of our directors or executive officers.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes compensation paid by us for services rendered in all capacities to us during each of the last three years to our Chief Executive Officer and to each of our four other most highly compensated executive officers, based on salary and bonus earned during 1998 (the "Named Executive Officers").

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                                                      --------------
                                                                                          AWARDS
                                                                                      --------------
                                                              ANNUAL COMPENSATION       SECURITIES
                                                            ------------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR       SALARY      BONUS(1)      OPTIONS(2)     COMPENSATION
-----------------------------------------------  ---------  -----------  -----------  --------------  --------------
Robert L. Myers ...............................       1998  $   262,620  $   275,000       100,000     $   21,592(3)
  President and Chief Executive Officer (4)           1997      233,450      200,000       100,000         21,236
                                                      1996      105,000      130,000        50,000            121

Steven D. Cosler ..............................       1998  $   163,654  $    83,161        40,000     $   12,861(5)
  Executive Vice President--Priority Pharmacy         1997      152,004       65,000        46,000         12,896
  Services (6)                                        1996           --           --            --             --

Guy F. Bryant .................................       1998  $   149,738  $    58,208        40,000     $   12,929(7)
  Executive Vice President--Priority Healthcare       1997      138,400       77,723        46,000         12,996
  Distribution                                        1996      125,735       55,500        15,000         11,861

Donald J. Perfetto ............................       1998  $   122,308  $    68,439        40,000     $   12,800(8)
  Executive Vice President, Chief Financial           1997       55,000       40,000        36,000             --
  Officer and Treasurer (9)                           1996           --           --            --             --

Melissa E. McIntyre ...........................       1998  $   127,200  $    56,972        15,000     $   12,924(10)
  Vice President--Clinical Services                   1997      125,234       51,839        40,000         12,993
                                                      1996      110,923       55,500        15,000         12,080

-------------------

 (1) Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

 (2) Includes options to acquire shares of Class B common stock for awards made in 1998 and 1997 and options to acquire shares of Bindley Western common stock for awards made in 1996. The numbers in this column have not been adjusted for the 3-for-2 stock split effected as a stock dividend paid on May 4, 1999. We have never granted stock appreciation rights or restricted stock. Under the terms of a Distribution Agreement that we have with Bindley Western, holders of stock options to acquire Bindley Western common stock surrendered some of those options at the time of the spin-off in exchange for options to acquire shares of Class B common stock.

 (3) Consists of $12,800 in contributions by us to Bindley Western's qualified profit sharing plan, $8,586 in contributions by us to Bindley Western's profit sharing excess plan and $206 in group life insurance premiums.

 (4) Mr. Myers joined us in July 1996 and became the Chief Executive Officer in May 1997. The amounts disclosed in the table do not include consulting fees paid to Mr. Myers prior to his being employed by us in 1996 of $50,547, the majority of which was paid in the form of shares of common stock of Bindley Western.

 (5) Consists of $12,800 in contributions by us to Bindley Western's qualified profit sharing plan and $61 in group life insurance premiums.

 (6) Mr. Cosler began serving as Executive Vice President--Priority Healthcare Pharmacy in August 1997. This table includes amounts paid by Bindley Western in 1997 for services of Mr. Cosler to Bindley Western prior to joining our company.

 (7) Consists of $12,800 in contributions by us to Bindley Western's qualified profit sharing plan and $129 in group life insurance premiums.

 (8) Consists of $12,800 in contributions by us to Bindley Western's qualified profit sharing plan.

 (9) Mr. Perfetto joined us in June 1997.

 (10) Consists of $12,800 in contributions by us to Bindley Western's qualified profit sharing plan and $124 in group life insurance premiums.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  AGREEMENTS

    We have entered into a Termination Benefits Agreement with Mr. Myers. The purpose of the agreement is to encourage him to remain with us by assuring him of certain benefits in the event of a change in control of our company.

    The Termination Benefits Agreement provides for payments to Mr. Myers upon the occurrence of certain events. The Termination Benefits Agreement has an initial term through December 31, 1998 and is automatically extended annually for an additional one-year period unless notice is given by us or Mr. Myers. The Termination Benefits Agreement protects Mr. Myers against termination of his employment following a change in control of our company. For purposes of the Termination Benefits Agreement, change in control is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the combined voting power of our stock, the replacement of a majority of the current board of directors, the approval by our stockholders of a reorganization, merger or consolidation, or the approval by stockholders of a liquidation or dissolution or the sale or disposition of all or substantially all of our assets.

    Following a change in control, we must provide to Mr. Myers the benefits provided by the Termination Benefits Agreement if his employment is terminated within three years for any reason other than his death, disability, or normal retirement or is terminated by us for cause.

    In addition, we must provide to Mr. Myers the benefits of the Termination Benefits Agreement if, after a change in control, he terminates his employment within three years in response to certain actions by us which include, among other things, a substantial reduction in his duties or responsibilities, a reduction in the level of salary payable to him, our failure to continue to provide him with benefits substantially similar to those previously provided to him, the required relocation of Mr. Myers, or the breach by us of any of the provisions of the Termination Benefits Agreement.

    Upon termination of employment, if we must provide to Mr. Myers the benefits payable under the Termination Benefits Agreement, we will pay to him within 30 days following his termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, we shall pay to him a lump-sum payment of an amount equal to 2.9 times his average annual compensation for the past five years. Any lump sum payment will be grossed up in an amount sufficient to cover any excise tax imposed upon such payment pursuant to Section 4999 of the Internal Revenue Code.

    Effective March 1, 1999, we entered into an employment agreement with each of Messrs. Bryant, Cosler and Perfetto, each for a term to expire on February 28, 2000. Under the terms of these employment agreements, we are to pay to Mr. Bryant a base salary of $12,916 per month, to Mr. Cosler a base salary of $14,166 per month and to Mr. Perfetto a base salary of $12,500 per month. These employment agreements provide that such officers are eligible to receive an annual bonus based on individual and company performance, up to 60% of annualized monthly salary. Pursuant to the employment agreements, if we terminate the officer without cause prior to the expiration of the employment agreement, we shall pay to such individual the aggregate amount of regular compensation that he would be entitled to receive under the agreement for a six-month period.

    We also entered into a non-compete agreement with each of Messrs. Bryant, Cosler and Perfetto on March 1, 1999. These non-compete agreements contain confidentiality provisions and provide that, for one year after termination of employment for any reason other than termination by us without cause, in which event the period shall be six months, the officer may not compete with us, solicit our customers or induce our employees to terminate their employment.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of each class of our common stock as of April 20, 1999 by the following individuals or groups:

    - each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of the outstanding shares of each class of our common stock;

    - each director;

    - each Named Executive Officer; and

    - all directors and executive officers as a group.

    Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares of Class B common stock shown in the table below as beneficially owned by each individual or entity includes (1) any shares of Class A common stock beneficially owned by such person or entity, as indicated, because any holder of shares of Class A common stock may request to convert any or all of such shares into Class B common stock at any time on a one-for-one basis and (2) options held by such person or entity which are exercisable for Class B common stock within 60 days. Unless otherwise indicated, the address of each director or executive officer is c/o Priority Healthcare Corporation, 285 West Central Parkway, Altamonte Springs, Florida 32714.

                                           CLASS B COMMON STOCK                    CLASS A COMMON STOCK            COMBINED
                                  --------------------------------------  --------------------------------------    VOTING
                                                       PERCENT OF CLASS                        PERCENT OF CLASS    POWER (IF
NAME AND ADDRESS                   NUMBER OF SHARES           (IF          NUMBER OF SHARES           (IF          MORE THAN
OF INDIVIDUAL OR GROUP            BENEFICIALLY OWNED     MORE THAN 1%)    BENEFICIALLY OWNED     MORE THAN 1%)      1%)(1)
--------------------------------  -------------------  -----------------  -------------------  -----------------  -----------
William E. Bindley (2) .........      3,016,589(3)              20.5%          3,009,089(4)             42.0%          27.2%
Robert L. Myers ................        135,564(5)(6)            1.2%              6,619                  --              --
Steven D. Cosler ...............         32,477(5)(7)             --               2,013                  --              --
Guy F. Bryant ..................         36,864(5)(8)             --              10,363                  --              --
Melissa E. McIntyre ............         23,276(5)(9)             --                   0                  --              --
Donald J. Perfetto .............         24,821(5)(10)            --                 177                  --              --
Michael D. McCormick ...........        132,741(11)              1.1%            125,241(12)             1.8%           1.2%
Richard W. Roberson ............         25,107(13)               --                   0                  --              --
Thomas J. Salentine ............        230,136(14)              1.9%            155,136                 2.2%           1.6%
Rebecca M. Shanahan ............          3,807(13)               --                   0                  --              --
Morgan Stanley Dean Witter &            625,324                  5.3%                  0                  --            1.9%
  Co. ..........................
  1585 Broadway
  New York, NY 10036 (15)*
All current directors and             3,691,124(5)(16)          24.3%          3,309,815                46.2%          30.4%
  executive officers as a group
  (12 persons) .................

-------------------

  * Information is based solely on reports filed by such stockholder under
    Section 13(d) of the Securities Exchange Act of 1934.

 (1) Based on outstanding shares only. Holders of Class A common stock are entitled to three votes for each share and holders of Class B common stock are entitled to one vote for each share, on all matters submitted to a vote of stockholders. Holders of Class A common stock and holders of Class B common stock vote generally as a single class on all matters submitted to a vote of holders of our common stock.

 (2) The address of this stockholder is 8909 Purdue Road, Indianapolis, Indiana 46268.

 (3) Includes 3,009,089 shares of Class A common stock (see footnote 4 below for a description of the manner by which certain of such shares of Class A common stock are held). Excludes 5,254 shares of Class A common stock and 3,000 shares of Class B common stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

 (4) Includes 43,387 shares of Class A common stock held by two family foundations and 38,751 shares of Class A common stock held by a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 5,254 shares of Class A common stock held by Mr. Bindley's spouse; Mr. Bindley disclaims beneficial ownership of such shares.

 (5) Does not include shares subject to stock options which are not exercisable within 60 days.

 (6) Includes 6,619 shares of Class A common stock. Also includes presently exercisable stock options to purchase 82,751 shares of Class B common stock granted under our stock option plans.

 (7) Includes 2,013 shares of Class A common stock. Also includes presently exercisable stock options to purchase 25,001 shares of Class B common stock granted under our stock option plans.

 (8) Includes 10,363 shares of Class A common stock. Also includes presently exercisable stock options to purchase 25,001 shares of Class B common stock granted under our stock option plans.

 (9) Includes presently exercisable stock options to purchase 22,751 shares of Class B common stock granted under our stock option plans.

 (10) Includes 177 shares of Class A common stock. Also includes presently exercisable stock options to purchase 21,251 shares of Class B common stock granted under our stock option plans.

 (11) Includes 125,241 shares of Class A common stock (see footnote 12 below for a description of the manner by which certain of such shares of Class A common stock are held).

 (12) Includes 1,989 shares held in a family foundation.

 (13) Includes presently exercisable stock options to purchase 1,500 shares of Class B common stock granted under our stock option plans.

 (14) Includes 155,136 shares of Class A common stock.

 (15) The stockholder is an investment adviser.

 (16) Includes 3,309,815 shares of Class A common stock. Also includes presently exercisable stock options to purchase 206,507 shares of Class B common stock granted under our stock option plans.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, the underwriters named below, through their representatives, Raymond James & Associates, Inc., First Union Capital Markets Corp., NationsBanc Montgomery Securities LLC and SunTrust Equitable Securities Corporation, have severally agreed to purchase from us the respective number of shares of Class B common stock set forth opposite their names below:

                                                                                     NUMBER
UNDERWRITER                                                                         OF SHARES
---------------------------------------------------------------------------------  -----------
Raymond James & Associates, Inc..................................................
First Union Capital Markets Corp.................................................
NationsBanc Montgomery Securities LLC............................................
SunTrust Equitable Securities Corporation........................................

                                                                                   -----------
    Total........................................................................    2,600,000
                                                                                   -----------
                                                                                   -----------

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and our counsel and independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of Class B common stock offered hereby if any of such shares are purchased.

    We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 390,000 shares of Class B common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the Class B common stock. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Class B common stock proportionate to such underwriter's initial amount set forth in the table above.

    The following table summarizes the underwriting discounts and commissions to be paid by us to the underwriters and the expenses payable by us for each share of Class B common stock and in total. This information is presented assuming either no exercise or full exercise of the underwriters' option to purchase additional shares of Class B common stock.

                                                                                        PER      WITHOUT     WITH
                                                                                       SHARE     OPTION     OPTION
                                                                                     ---------  ---------  ---------
Underwriting Discounts and Commissions payable by us...............................  $          $          $
Expenses payable by us.............................................................  $          $          $

    We have been advised by the representatives that the underwriters propose to offer the shares of Class B common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession not in excess of $      per share. The underwriters
may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. The offering of the shares of Class B common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    We and our executive officers and directors have agreed that for a period of 120 days after the date of this prospectus, that we and they will not, without the prior written consent of Raymond James & Associates, Inc., directly or indirectly:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or acquired after the date of this prospectus by any such person or with respect to which any such person acquires after the date of this prospectus the power of disposition, or file any registration statement under the Securities Act with respect to any of the foregoing; or

    - enter into any swap or other agreement or any other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

    The foregoing restrictions, however, do not apply to:

    - shares of Class B common stock being sold hereunder;

    - any grant of options by us for our Class B common stock under our stock option plans; or

    - any shares of Class B common stock issued by us pursuant to the exercise of stock options currently outstanding or granted under our stock option plans.

    Until the offering of the shares of Class B common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase the Class B common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of the Class B common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class B common stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class B common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class B common stock. As a result, the price of the Class B common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on the Nasdaq National Market, or otherwise.

    Certain of the underwriters or their affiliates have in the past and may in the future provide investment banking or other services for us.

    We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the shares of Class B common stock offered by this prospectus will be passed upon by Baker & Daniels, Indianapolis, Indiana. Certain legal matters will be passed upon for the underwriters by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings and other information about us are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You should know that we have filed with the SEC a registration statement that contains this prospectus. We also have filed a copy of the underwriting agreement under which the shares of Class B common stock are being issued.

    We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the Class B common stock offered by this prospectus:

    (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    (b) our Current Report on Form 8-K dated December 31, 1998;

    (c) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    (d) our Definitive Proxy Statement on Schedule 14A in connection with our 1999 Annual Meeting of Stockholders; and

    (e) the description of our Class B common stock contained in our Registration Statement on Form 8-A which was filed with the SEC on December 14, 1998, under Section 12(g) of the Securities Exchange Act of 1934.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Priority Healthcare Corporation, 285 West Central Parkway, Altamonte Springs, Florida 32714, Attention: Barbara J. Luttrell, Vice President--Administration, telephone (407) 869-7001.

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or in any document we incorporate by reference is accurate as of any date other than the date on the front of those documents.

                        PRIORITY HEALTHCARE CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Accountants..........................................................................         F-1

Consolidated Statements of Earnings for the years ended December 31, 1996, December 31, 1997 and December
  31, 1998 and (unaudited) for the three-month periods ended March 31, 1998 and March 31, 1999.............         F-2

Consolidated Balance Sheets as of December 31, 1997 and December 31, 1998 and (unaudited) as of March 31,
  1999.....................................................................................................         F-3

Consolidated Statements of Cash Flows for the years ended December 31, 1996, December 31, 1997 and December
  31, 1998 and (unaudited) for the three month periods ended March 31, 1998 and March 31, 1999.............         F-4

Consolidated Statements of Shareholders' Equity for the years ended December 31, 1996, December 31, 1997
  and December 31, 1998 and (unaudited) for the three-month period ended March 31, 1999....................         F-5

Notes to Consolidated Financial Statements.................................................................         F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Priority Healthcare Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Priority Healthcare Corporation and its subsidiaries (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Indianapolis, Indiana
February 19, 1999, except as to the restatement for the stock split described in Note 1, which is as of May 4, 1999

                        PRIORITY HEALTHCARE CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS

                       (000'S OMITTED, EXCEPT SHARE DATA)

                                                                                                THREE MONTHS
                                                    YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                                           -------------------------------------------  ----------------------------
                                               1996           1997           1998           1998           1999
                                           -------------  -------------  -------------  -------------  -------------
                                                                                                (UNAUDITED)
Net sales................................  $     158,247  $     230,982  $     275,626  $      58,129  $      83,159
Cost of products sold....................        141,074        207,755        244,485         51,313         72,853
                                           -------------  -------------  -------------  -------------  -------------
Gross profit.............................         17,173         23,227         31,141          6,816         10,306
Selling, general and administrative
  expense................................          8,443         10,620         13,989          3,167          4,251
Depreciation and amortization............          1,009          1,161          1,234            311            313
                                           -------------  -------------  -------------  -------------  -------------
Earnings from operations.................          7,721         11,446         15,918          3,338          5,742
Stock option expense.....................             --            350             --             --             --
Interest expense (income), net (primarily
  Bindley Western).......................            437            887           (916)          (109)          (258)
                                           -------------  -------------  -------------  -------------  -------------
Earnings before income taxes.............          7,284         10,209         16,834          3,447          6,000
                                           -------------  -------------  -------------  -------------  -------------
Provision for income taxes:
  Current................................          3,061          4,495          6,875          1,370          2,428
  Deferred...............................           (146)          (437)          (184)            --            (46)
                                           -------------  -------------  -------------  -------------  -------------
                                                   2,915          4,058          6,691          1,370          2,382
                                           -------------  -------------  -------------  -------------  -------------
Net earnings.............................  $       4,369  $       6,151  $      10,143  $       2,077  $       3,618
                                           -------------  -------------  -------------  -------------  -------------
                                           -------------  -------------  -------------  -------------  -------------

Earnings per share:
  Basic..................................  $        0.29  $        0.39  $        0.54  $        0.11  $        0.19
  Diluted................................  $        0.29  $        0.39  $        0.54  $        0.11  $        0.19
Weighted average shares outstanding:
  Basic..................................     15,321,429     15,934,411     18,772,974     18,772,812     18,831,438
  Diluted................................     15,321,429     15,939,883     18,854,041     18,817,576     19,233,594

         (See accompanying notes to consolidated financial statements.)

                        PRIORITY HEALTHCARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (000'S OMITTED, EXCEPT SHARE DATA)

                                                                                   DECEMBER 31,
                                                                               ---------------------
                                                                                 1997        1998
                                                                               ---------  ----------   MARCH 31,
                                                                                                          1999
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                     ASSETS:
Current assets:
    Cash and cash equivalents................................................  $   7,910  $        2   $    5,706
    Accounts receivable, less allowance for doubtful accounts of $402, $778
      and $811, respectively.................................................     43,643      56,825       61,151
    Receivable from Bindley Western..........................................      5,290      16,517       13,166
    Finished goods inventory.................................................     25,082      24,387       24,532
    Deferred income taxes....................................................        869       1,145        1,214
    Other current assets.....................................................        166         284          724
                                                                               ---------  ----------  ------------
                                                                                  82,960      99,160      106,493
                                                                               ---------  ----------  ------------
  Fixed assets, at cost......................................................      2,492       3,279        3,344
    Less: accumulated depreciation...........................................        997       1,459        1,602
                                                                               ---------  ----------  ------------
                                                                                   1,495       1,820        1,742
                                                                               ---------  ----------  ------------
Intangibles, net.............................................................      7,273       6,539        6,370
                                                                               ---------  ----------  ------------
      Total assets...........................................................  $  91,728  $  107,519   $  114,605
                                                                               ---------  ----------  ------------
                                                                               ---------  ----------  ------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
    Accounts payable.........................................................  $  23,180  $   33,857   $   35,981
    Other current liabilities................................................      2,292       3,428        3,282
                                                                               ---------  ----------  ------------
                                                                                  25,472      37,285       39,263
                                                                               ---------  ----------  ------------
Long-term obligations........................................................        272          --           --
                                                                               ---------  ----------  ------------
Deferred income taxes........................................................        101         193          216
                                                                               ---------  ----------  ------------
Subordinated note payable to Bindley Western.................................      6,000          --           --
                                                                               ---------  ----------  ------------
Shareholders' equity:
    Preferred stock, no par value, 5,000,000 shares authorized, none issued
      and outstanding........................................................         --          --           --
    Common stock
      Class A, $0.01 par value, 15,000,000 shares authorized, (and split adjusted) 15,321,429, 15,321,429 and 8,198,245 issued and
        outstanding, respectively............................................        153         153           82
      Class B, $0.01 par value, 40,000,000 shares authorized, (and split adjusted) 3,451,383, 3,452,214 and 10,655,439 issued and outstanding,
        respectively.........................................................         35          35          107
      Additional paid in capital.............................................     52,844      52,859       54,325
      Retained earnings......................................................      6,851      16,994       20,612
                                                                               ---------  ----------  ------------
        Total shareholders' equity...........................................     59,883      70,041       75,126
                                                                               ---------  ----------  ------------
Commitments and contingencies................................................         --          --           --
        Total liabilities and shareholders' equity...........................  $  91,728  $  107,519   $  114,605
                                                                               ---------  ----------  ------------
                                                                               ---------  ----------  ------------

         (See accompanying notes to consolidated financial statements.)

                        PRIORITY HEALTHCARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (000'S OMITTED)

                                                                                               THREE MONTHS ENDED
                                                                YEARS ENDED DECEMBER 31,           MARCH 31,
                                                             -------------------------------  --------------------
                                                               1996       1997       1998       1998       1999
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Cash flow from operating activities:
    Net income.............................................  $   4,369  $   6,151  $  10,143  $   2,077  $   3,618
Adjustments to reconcile net income to net cash (used)
  provided by operating activities:
    Depreciation and amortization..........................      1,009      1,161      1,234        311        313
    Loss on disposal of fixed assets.......................         --        126         --         --         --
    Compensation expense on stock and option grants........         --        365         15         --         --
    Deferred income taxes..................................       (146)      (437)      (184)        --        (46)
Change in assets and liabilities, net of acquisitions:
    Accounts receivable....................................    (12,208)   (13,549)   (13,182)     1,761     (4,326)
    Finished goods inventory...............................     (3,485)    (8,554)       695      2,526       (145)
    Trade accounts payable.................................      5,657      5,992     10,677     (4,460)     2,124
    Other current assets and liabilities...................        280        877      1,018       (387)      (587)
                                                             ---------  ---------  ---------  ---------  ---------
      Net cash (used) provided by operating activities.....     (4,524)    (7,868)    10,416      1,828        951
                                                             ---------  ---------  ---------  ---------  ---------
Cash flow from investing activities:
    Purchase of fixed assets...............................       (405)      (727)      (825)      (195)       (65)
    Acquisition of business................................         --       (250)        --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
      Net cash used by investing activities................       (405)      (977)      (825)      (195)       (65)
                                                             ---------  ---------  ---------  ---------  ---------
Cash flow from financing activities:
    Net change in amounts due to/from Bindley Western......      5,417    (14,580)   (11,227)    (4,444)     3,351
    Repayment of subordinated note payable to Bindley
      Western..............................................         --         --     (6,000)        --         --
    Payments on long-term obligations......................       (191)      (288)      (272)       (19)        --
    Proceeds from stock option exercises and related tax
      benefit..............................................         --         --         --         --      1,467
    Proceeds from initial public offering, net.............         --     29,967         --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
      Net cash provided (used) by financing activities.....      5,226     15,099    (17,499)    (4,463)     4,818
                                                             ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash............................        297      6,254     (7,908)    (2,830)     5,704
Cash and cash equivalents at beginning of period...........      1,359      1,656      7,910      7,910          2
                                                             ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period.................  $   1,656  $   7,910  $       2  $   5,080  $   5,706
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Supplemental cash flow information:
    Interest paid..........................................  $     445  $   1,040  $     361  $     116  $      --
    Income taxes paid......................................  $   3,061  $   4,495  $   6,875  $   1,370  $   1,500

         (See accompanying notes to consolidated financial statements.)

                        PRIORITY HEALTHCARE CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                       (000'S OMITTED, EXCEPT SHARE DATA)

                                            CLASS A                    CLASS B
                                         COMMON STOCK               COMMON STOCK
                                   -------------------------  -------------------------  ADDITIONAL
                                      SHARES                     SHARES                    PAID IN     RETAINED    SHAREHOLDERS'
                                   OUTSTANDING     AMOUNT     OUTSTANDING     AMOUNT       CAPITAL     EARNINGS       EQUITY
                                   ------------  -----------  ------------  -----------  -----------  -----------  -------------
Balances at December 31, 1995....   15,321,429    $     153            --    $      --    $  22,547    $   2,331     $  25,031
Net earnings.....................                                                                          4,369         4,369
                                   ------------       -----   ------------       -----   -----------  -----------  -------------
Balances at December 31, 1996....   15,321,429          153            --           --       22,547        6,700        29,400
Net earnings.....................                                                                          6,151         6,151
Dividend to Bindley Western......                                                                         (6,000)       (6,000)
Issuance of Class B common stock:
  Initial public offering........                               3,450,000           35       29,932                     29,967
  Board of Directors'
    compensation.................                                   1,383                        15                         15
Stock option grant...............                                                               350                        350
                                   ------------       -----   ------------       -----   -----------  -----------  -------------
Balances at December 31, 1997....   15,321,429          153     3,451,383           35       52,844        6,851        59,883
Net earnings.....................                                                                         10,143        10,143
Issuance of Class B common stock:
  Board of Directors'
    compensation.................                                     831                        15                         15
                                   ------------       -----   ------------       -----   -----------  -----------  -------------
Balances at December 31, 1998....   15,321,429          153     3,452,214           35       52,859       16,994        70,041
Net earnings (unaudited).........                                                                          3,618         3,618
Issuance of Class B common stock:
  Stock option exercises and
    related tax benefit
    (unaudited)..................                                  91,600            1        1,466                      1,467
  Conversions from Class A
    (unaudited)..................   (7,123,184)         (71)    7,111,625           71
                                   ------------       -----   ------------       -----   -----------  -----------  -------------
Balances at March 31, 1999
  (unaudited)....................    8,198,245    $      82    10,655,439    $     107    $  54,325    $  20,612     $  75,126
                                   ------------       -----   ------------       -----   -----------  -----------  -------------
                                   ------------       -----   ------------       -----   -----------  -----------  -------------

         (See accompanying notes to consolidated financial statements.)

                        PRIORITY HEALTHCARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. Priority Healthcare Corporation (the "Company") was formed by Bindley Western Industries, Inc. ("Bindley Western") on June 23, 1994, as an Indiana corporation to focus on the distribution of products and provision of services to the "alternate site" segment of the healthcare industry. On August 1, 1994, Bindley Western transferred the net assets of its Charise Charles and PRN divisions to the Company in exchange for 1,000 shares of common stock, no par value. The Company now operates as a national distributor of specialty pharmaceuticals and related medical supplies to the alternate site healthcare market and is a provider of patient-specific, self-injectable biopharmaceuticals and disease prevention programs to individuals with chronic diseases.

    On August 25, 1997, the board of directors and Bindley Western, as the sole shareholder of the Company, completed a recapitalization of the Company. Effective on that date, the Company's capitalization consisted of: (i) 15,000,000 authorized shares of Class A common stock, $0.01 par value, 10,214,286 shares (before adjustment for stock split) of which were issued and outstanding and owned by Bindley Western, (ii) 40,000,000 shares of Class B common stock, $0.01 par value (of which 2,300,000 shares (before adjustment for stock split) were subsequently issued in an initial public offering described in
Note 2--Related Party Transactions), and (iii) 5,000,000 shares of Preferred Stock, without par value, none of which are issued and outstanding. This recapitalization has been given retroactive effect in these consolidated financial statements.

    The consolidated financial statements of the Company include certain allocations of corporate overhead and other expenses incurred by Bindley Western on behalf of the Company. These expenses and the basis of allocations are discussed in Note 2--Related Party Transactions. The Company's financial statements for 1997 and prior years are not necessarily indicative of the results the Company would have reported had it existed as a stand-alone public entity, or of the financial position, results of operations and cash flows of the Company in the future.

    On April 7, 1999, the Company announced that the Board of Directors authorized a 3-for-2 stock split of the Company's common stock to be effected as a stock dividend to all shareholders of record at the close of business on April 20, 1999, the Record Date. Shareholders on the Record Date received a stock dividend of one share for each two shares held. The stock dividend was paid on May 4, 1999. Holders of Class A common stock received Class A shares in the split and holders of Class B common stock received Class B shares. Cash was paid in lieu of fractional shares. All share and per share amounts in these consolidated financial statements have been restated to give effect to the stock split.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    REVENUE RECOGNITION. Revenues are recognized when products are shipped to unaffiliated customers with appropriate provisions recorded for estimated discounts and allowances.

    INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS. The accompanying consolidated balance sheet as of March 31, 1999, the consolidated statements of earnings and cash flows for the three months ended March 31, 1998 and 1999 and the consolidated statement of shareholders' equity for the three months ended March 31, 1999 are unaudited. In the opinion of management, these interim unaudited consolidated financial statements have been prepared on the same basis as the

                        PRIORITY HEALTHCARE CORPORATION

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of the interim periods. The disclosures in these notes related to these interim unaudited consolidated financial statements are also unaudited.

    CASH AND CASH EQUIVALENTS. The Company considers all investments with an original maturity of less than 3 months to be a cash equivalent.

    INVENTORIES. Inventories are stated on the basis of lower of cost or market using the first-in, first-out ("FIFO") method.

    FIXED ASSETS. Depreciation is computed on the straight-line method for financial reporting purposes. Accelerated methods are primarily used for income tax purposes. Assets, valued at cost, are generally being depreciated over their estimated useful lives as follows:

                                                                            ESTIMATED
                                                                           USEFUL LIFE
                                                                             (YEARS)
                                                                          -------------
Furnishings.............................................................          5-7
Leasehold improvements..................................................           12
Transportation and other equipment......................................          3-7

In the event facts and circumstances indicate an asset could be impaired, an evaluation of the undiscounted estimated future cash flows from operations is compared to the asset's carrying amount to determine if a write-down is required. At December 31, 1997 and December 31, 1998, no impairments existed.

    INTANGIBLES. The Company continually monitors its cost in excess of net assets acquired (goodwill), covenants not to compete and its other intangibles (customer lists and consulting agreements) to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the expected future cash flows from operations, on an undiscounted basis, of the underlying businesses which gave rise to such amounts. Goodwill is being amortized on the straight-line method, principally over 40 years. Other intangibles are being amortized on the straight-line method over 4 to 15 years.

    EARNINGS PER SHARE. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," for all periods presented. Basic earnings per share is computed by dividing net income by the weighted average of Class A and Class B shares outstanding for the period. Diluted earnings per share computations assume outstanding stock options with a dilutive effect on earnings were exercised. These common stock equivalents are added to the weighted average number of shares outstanding in the diluted

                        PRIORITY HEALTHCARE CORPORATION

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) calculation. A reconciliation of the basic and diluted weighted average shares outstanding is as follows for the years ended December 31 (after giving effect to the stock split):

                                                                                                  THREE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,           MARCH 31,
                                                                -------------------------------  --------------------
                                                                  1996       1997       1998       1998       1999
                                                                ---------  ---------  ---------  ---------  ---------
(IN THOUSANDS)                                                                                       (UNAUDITED)
Weighted average number of Class A and Class B common shares outstanding used as the denominator in the basic earnings
  per share calculation.......................................     15,321     15,934     18,773     18,773     18,831
Additional shares assuming exercise of dilutive stock
  options.....................................................         --          6         81         45        403
                                                                ---------  ---------  ---------  ---------  ---------
Weighted average number of Class A and Class B common and
  equivalent shares used as the denominator in the diluted
  earnings per share calculation..............................     15,321     15,940     18,854     18,818     19,234
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

    INCOME TAXES. Through December 31, 1998, the Company participated in the consolidated federal and state income tax returns filed by Bindley Western. Bindley Western charged federal and state income tax expense to the Company as if the Company filed its own separate federal and state income tax returns.

    In accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," the Company accounts for income taxes using the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax bases and financial reporting bases of the Company's assets and liabilities.

    USE OF ESTIMATES. The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates made by management. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying values of cash, accounts receivable, payable to/from Bindley Western, other current assets, accounts payable and other current liabilities approximate their fair market values due to the short-term maturity of these instruments.

    PRIOR YEAR RECLASSIFICATIONS. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

NOTE 2--RELATED PARTY TRANSACTIONS

    On October 29, 1997, the Company consummated an initial public offering ("IPO") of 2,000,000 (3,000,000 after giving effect to the stock split) shares of Class B common stock. An additional 300,000 (450,000 after giving effect to the stock split) shares of Class B common stock were sold on November 25, 1997 pursuant to the exercise of the underwriters' overallotment option. Prior to the IPO, the Company was a wholly-owned subsidiary of Bindley Western. After

                        PRIORITY HEALTHCARE CORPORATION

NOTE 2--RELATED PARTY TRANSACTIONS (CONTINUED) the IPO, Bindley Western owned over 80% of the Company's outstanding capital stock. On October 23, 1998, the board of directors of Bindley Western declared a distribution payable on December 31, 1998 to the holders of Bindley Western common stock of the 10,214,286 (15,321,429 after giving effect to the stock split) shares of Priority Class A common stock owned by Bindley Western on the basis of .448 shares of Priority Class A common stock for each share of Bindley Western common stock outstanding on December 15, 1998, which was the record date for the Distribution. The fraction of a share of Priority Class A common stock that was distributed for each share of Bindley Western Common Stock was based upon the 10,214,286 shares of Priority Class A common stock owned by Bindley Western divided by the 22,782,545 shares of Bindley Western common stock outstanding on the record date. The Company and Bindley Western have entered into certain related party transactions which are described below. Had the Company operated as a stand-alone, non-public entity for all periods presented, management believes the costs and expenses incurred by the Company would not have differed materially from those reported in the financial statements. In addition, the Company participated in the Bindley Western profit sharing plan, as discussed in Note 8--Profit Sharing Plan, through December 31, 1998.

    Bindley Western provided management and consulting services to the Company which included, but were not limited to, legal, human resources, payroll and tax. The Company was charged $65,000 during each of the years ended December 31, 1996, 1997 and 1998 for such services. These amounts were based on an allocation of the actual services rendered by Bindley Western and were calculated in a manner considered reasonable by management.

    The Company was also provided certain coverage under the Bindley Western insurance plans. These expenses were charged to the Company based on a combination of a pro rata allocation and the push-down of actual expenses incurred, depending on the type of expenditure. These methods are considered reasonable by management. This insurance expense was $132,000, $151,000 and $163,000 for 1996, 1997 and 1998, respectively.

    At December 31, 1997 and 1998, Bindley Western owed the Company $5.3 million and $16.5 million, respectively. These amounts are due on demand and represent loans of excess cash balances of the Company to Bindley Western on a short-term, interest-bearing basis. In 1996 and 1997 (until the October 24, 1997 date of the IPO), the Company borrowed from Bindley Western to finance its operations, those borrowings offset in part by cash collections from operations that were transferred to Bindley Western. Net interest expense attributable to these borrowings from Bindley Western were $408,000 for 1996 and $605,000 (net of $66,000 of interest income) for 1997. Interest income attributable to loans to Bindley Western was $1.1 million for 1998. These amounts were calculated by applying Bindley Western's average incremental borrowing rate, which was 6.4%, 6.4% and 6.3% for 1996, 1997 and 1998, respectively, to the average outstanding balances. During 1996 and 1997, the average outstanding borrowings from Bindley Western were $6.4 million and $10.3 million, respectively, while in 1998 the average outstanding loans to Bindley Western were $16.9 million.

    On March 31, 1997, the Company declared and paid a dividend to Bindley Western in the form of a $6.0 million subordinated promissory note that was to become due on March 31, 1999. The Company paid the note on September 30, 1998. The note carried an interest rate of 7.25% per annum. For 1997 and 1998, interest expense associated with this note totaled $324,000 and $326,000, respectively.

                        PRIORITY HEALTHCARE CORPORATION

NOTE 2--RELATED PARTY TRANSACTIONS (CONTINUED)
    For 1996, 1997 and 1998, intercompany purchases of inventory from Bindley Western (at the price paid by Bindley Western) totaled $1.8 million, $2.0 million and $6.0 million, respectively.

    Certain employees of the Company were granted options to purchase Bindley Western stock under a Bindley Western stock option plan. 155,750 and 15,000 such options were granted by Bindley Western to Company employees in 1996 and 1997 (prior to the IPO), respectively, with exercise prices equal to the market price of the Bindley Western stock at the date of grant. No compensation expense was recognized on any Bindley Western option grants pursuant to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". If the Company had recognized compensation expense based on the grant date fair value of those options as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation", net income for the years ended December 31, 1996, 1997 and 1998 would have decreased $280,000, $377,000 and $54,000, respectively, on a pro forma basis. See Note 9--Capital Stock for a calculation of pro forma earnings per share required by SFAS No. 123. The weighted average fair value of each 1996 and 1997 Bindley Western option granted of $6.04 and $7.21, respectively, was estimated using the Black-Scholes option pricing model, and certain assumptions relevant to those Bindley Western options and the underlying Bindley Western common stock. On December 31, 1998, the unvested Bindley Western stock options were converted to options to purchase shares of Class B common stock of the Company. See Note 9--Capital Stock.

NOTE 3--ACQUISITIONS

    The Company acquired Grove Way Pharmacy effective August 6, 1997. This acquisition was accounted for as a purchase and its results of operations are included in the consolidated financial statements from the effective date of acquisition. Grove Way Pharmacy was a specialty distributor of vaccines and medical supplies to the physicians market. The consideration exchanged for Grove Way Pharmacy was approximately $250,000, which exceeded the fair value of net assets acquired and resulted in approximately $156,000 of intangibles. These intangibles include a three-year noncompete with the prior owner. The results of operations of Grove Way Pharmacy for 1996 and for the pre-acquisition period in 1997 were not material to the Company's consolidated sales and net earnings.

NOTE 4--FIXED ASSETS (IN THOUSANDS)

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Furnishings..............................................................  $     797  $     857
Leasehold improvements...................................................        274        450
Transportation and other equipment.......................................      1,421      1,972
                                                                           ---------  ---------
                                                                               2,492      3,279
Less: accumulated depreciation...........................................       (997)    (1,459)
                                                                           ---------  ---------
                                                                           $   1,495  $   1,820
                                                                           ---------  ---------
                                                                           ---------  ---------

                        PRIORITY HEALTHCARE CORPORATION

NOTE 5--INTANGIBLES (IN THOUSANDS)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Goodwill................................................................  $   6,019  $   6,019
Accumulated amortization................................................       (616)      (768)
                                                                          ---------  ---------
  Goodwill, net.........................................................      5,403      5,251
                                                                          ---------  ---------
Other...................................................................      4,001      4,001
Accumulated amortization................................................     (2,131)    (2,713)
                                                                          ---------  ---------
  Other, net............................................................      1,870      1,288
                                                                          ---------  ---------
Intangibles, net........................................................  $   7,273  $   6,539
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 6--SHORT-TERM BORROWINGS

    The Company entered into an agreement with a major financial institution on November 24, 1998 for a three year unsecured revolving credit facility. The Company may use the entire $10.0 million credit facility for letters of credit or direct borrowings. The Company made no direct borrowings during 1998; a $5.0 million standby letter of credit is outstanding as of December 31, 1998. The annual interest rate on direct borrowings is a variable rate equal to LIBOR plus thirty-seven and one-half basis points (0.375%). The letter of credit carries an annual fee of one percent (1.0%) of the face amount. The Company is also required to maintain all of its operating accounts with this financial institution. The revolving credit facility contains covenants related to fixed charge coverage, funded debt to capitalization and funded debt to EBITDA ratios.

NOTE 7--INCOME TAXES

    The provision for income taxes includes state income taxes of $479,000, $669,000 and $1.1 million in 1996, 1997 and 1998, respectively.

    The following table indicates the significant elements contributing to the difference between the U.S. federal statutory tax rate and the effective tax rate:

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------
                                                                                           1996       1997       1998
                                                                                         ---------  ---------  ---------
Percentage of earnings before taxes:
  U.S. federal statutory rate..........................................................       35.0%      35.0%      35.0%
  State and local taxes on income, net of federal income tax benefit...................        4.3%       4.3%       4.2%
  Other................................................................................        0.7%       0.5%       0.5%
                                                                                               ---        ---        ---
Effective rate.........................................................................       40.0%      39.8%      39.7%
                                                                                               ---        ---        ---
                                                                                               ---        ---        ---

                        PRIORITY HEALTHCARE CORPORATION

NOTE 7--INCOME TAXES (CONTINUED)
    Presented below are the significant elements of the net deferred tax balance sheet accounts at December 31, 1997 and 1998 (in thousands):

                                                                               1997       1998
                                                                             ---------  ---------
Deferred tax asset:
  Current:
    Accounts receivable....................................................  $     491  $     635
    Inventories............................................................        206        223
    Deferred compensation and stock option expense.........................        172        287
                                                                             ---------  ---------
      Subtotal.............................................................        869      1,145
                                                                             ---------  ---------
  Long-term:                                                                        --         --
                                                                             ---------  ---------
      Total deferred tax assets............................................  $     869  $   1,145
                                                                             ---------  ---------
                                                                             ---------  ---------
Deferred tax liabilities:
  Current:                                                                          --         --
                                                                             ---------  ---------
  Long-term:
    Fixed assets...........................................................  $      60  $      86
    Intangibles............................................................         41        107
                                                                             ---------  ---------
      Subtotal.............................................................        101        193
                                                                             ---------  ---------
      Total deferred tax liabilities.......................................  $     101  $     193
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE 8--PROFIT SHARING PLAN

    The Company's eligible employees participated in the Bindley Western qualified Profit Sharing Plan ("Bindley Western Plan") through December 31, 1998 at which time the Company established its own qualified Profit Sharing Plan ("Profit Sharing Plan"). On February 8, 1999, all employees of the Company and their account balances transferred from the Bindley Western Plan to the Company's Profit Sharing Plan. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least one year of service (as defined in the Profit Sharing Plan) and having reached age 21 ("Participant"). The annual contribution of the Company to the Bindley Western Plan was at the discretion of the board of directors of Bindley Western and for the Profit Sharing Plan is now at the discretion of the board of directors of the Company and is generally 8% of the Participant's compensation for the year. The employer contribution for a year is allocated among the Participants employed on the last day of the year in proportion to their relative compensation for the year. The contributions to the Bindley Western Plan with respect to the Company which are included as expense in the statement of earnings for 1996 and 1997 were $230,000 and $260,000, respectively. The contribution to the Profit Sharing Plan which is included as expense in the statement of earnings for 1998 was $394,000.

    Subject to limitations imposed by the Internal Revenue Code of 1986, as amended, a Participant may have a percentage of his or her compensation withheld from pay and contributed to the Profit Sharing Plan and make "rollover" contributions to the Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

                        PRIORITY HEALTHCARE CORPORATION

NOTE 8--PROFIT SHARING PLAN (CONTINUED)
    A Participant's interest in amounts withheld from his or her pay and contributed to the Profit Sharing Plan or in rollover contributions and in the earnings on those amounts are fully vested at all times. A Participant's interest in employer contributions made on his or her behalf and the earnings on those contributions become 20% vested after one year of service and an additional 20% vested during each of the next four years. A Participant's interest in employer contributions made on his or her behalf and the earnings on those contributions also become fully vested when the employee retires at age 65 or older, dies or becomes totally disabled.

    All contributions to the Profit Sharing Plan are paid in cash to a Cleveland, Ohio bank, as trustee, and are invested by the trustee until distributed to Participants or their beneficiaries. Participants are permitted to direct the trustee as to the investment of their accounts by choosing among several investment funds that are offered, including one fund under the Bindley Western Plan consisting of Bindley Western common stock. Under the Company's Profit Sharing Plan, a Participant may elect to invest in the Company's common stock, but may not make additional investments in Bindley Western common stock. Participants may elect to invest in one fund or a combination of the available funds according to their investment goals. If a Participant does not make an investment election, his or her Profit Sharing Plan accounts will be invested in a fund designated by the Company.

    Except in certain cases of financial hardship, a Participant (or his or her beneficiary) receives his or her interest in the Profit Sharing Plan only at death, retirement or termination of employment.

NOTE 9--CAPITAL STOCK

    As described in Note 1--Significant Accounting Policies, on August 25, 1997, the board of directors and Bindley Western, as the sole shareholder of the Company, approved a recapitalization of the Company. The recapitalization resulted in the authorization of Class A common stock, Class B common stock and Preferred Stock. The two classes of common stock entitle holders to the same rights and privileges, except that holders of shares of Class A common stock are entitled to three votes per share on all matters submitted to a vote of holders of common stock and holders of Class B common stock are entitled to one vote per share on such matters. The two classes of common stock vote together, as a single class on all matters except as otherwise required by applicable law.

    The Class A common stock will automatically be converted into shares of Class B common stock on a share-for-share basis upon any transfer or purported transfer to any person other than: (i) a dividend or other distribution of the shares of Class A Common Stock to the shareholders of Bindley Western or; (ii) family members of the holder of Class A common stock, or trusts for the benefit of or entities controlled by the holder of Class A common stock or family members of the holder.

    On October 29, 1997, the Company consummated an initial public offering of 2,000,000 (3,000,000 after giving effect to the stock split) shares of Class B common stock. An additional 300,000 (450,000 after giving effect to the stock split) shares of Class B common stock were sold on November 25, 1997 pursuant to the exercise of the underwriters' overallotment option. All shares were issued at an initial price of $14.50 per share. Net proceeds to the Company, after

                        PRIORITY HEALTHCARE CORPORATION

NOTE 9--CAPITAL STOCK (CONTINUED)
deducting underwriting discounts and commissions and other expenses of the offering, was $30.0 million.

    On October 29, 1997 and October 22, 1998, 922 and 554 (1,383 and 831 after giving effect to the stock split) shares, respectively, of Class B common stock were granted to the two non-employee directors of the Company, representing the stock portion of their annual retainer for serving on the board of directors. Compensation expense relating to these grants was $15,000 in both 1997 and 1998.

    On December 31, 1998, Bindley Western made a distribution to the holders of Bindley Western common stock of the 10,214,286 (15,321,429 after giving effect to the stock split) shares of Priority Class A common stock owned by Bindley Western on the basis of .448 shares of Priority Class A common stock for each share of Bindley Western Common Stock outstanding on December 15, 1998, which was the Record Date for the Distribution. The fraction of a share of Priority Class A common stock that was distributed for each share of Bindley Western common stock was based upon the number of shares of Priority Class A common stock owned by Bindley Western divided by the number of shares of Bindley Western common stock outstanding on the Record Date.

    On August 25, 1997, the board of directors and Bindley Western, as sole shareholder of the Company, adopted the 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan"). Under the 1997 Stock Option Plan, the Company may award stock options and shares of restricted stock to officers, key employees and consultants of the Company. The aggregate number of shares of Class B common stock that may be awarded under the 1997 Stock Option Plan is 1,250,000 (pre stock split), subject to adjustment in certain events. This total will increase to 2,250,000 subject to shareholder approval at the May 10, 1999 annual meeting of shareholders. No individual participant may receive awards for more than 300,000 shares in any calendar year. Under the 1997 Stock Option Plan, awards of restricted shares may be made, in which case the grantee would be granted shares of Class B common stock, subject to any determined forfeiture or transfer restrictions.

    The Compensation Committee of the board of directors administers the 1997 Stock Option Plan and has the authority to select those officers and key employees to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules, and to specify all other terms of the awards. With respect to stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, the option price must be at least 100% (or, in the case of a holder of more than 10% of the total combined voting power of the Company's stock, 110%) of the fair market value of a share of Class B common stock on the date of the grant of the stock option. The Compensation Committee will establish the exercise price of options that do not qualify as incentive stock options ("non-qualified stock options"). No options may be exercised more than 10 years from the date of grant, or for such shorter period as the Compensation Committee may determine at the date of grant. Awards of options and shares of restricted stock as to which restrictions have not lapsed are not transferable other than pursuant to the laws of descent and distribution.

    On August 25, 1997, the board of directors and Bindley Western, as sole shareholder of the Company, approved the adoption of the Outside Directors Stock Option Plan (the "Directors Plan"). The Directors Plan reserves for issuance 25,000 (pre stock split) shares of the Company's

                        PRIORITY HEALTHCARE CORPORATION

NOTE 9--CAPITAL STOCK (CONTINUED)
Class B common stock, subject to adjustment in certain events. Pursuant to the Directors Plan, each non-employee director will be automatically granted an option to purchase 1,000 shares of Class B common stock on June 1 of each year beginning June 1, 1998. The option exercise price per share will be the fair market value of one share of Class B common stock on the date of grant. Each option becomes exercisable six months following the date of grant and expires 10 years following the date of grant.

    On September 15, 1998, the board of directors of the Company approved the adoption of the Broad Based Stock Option Plan (the "Broad Based Plan"). The Broad Based Plan reserves for issuance 400,000 shares (pre stock split) of the Company's Class B common stock, subject to adjustment in certain events. The number of shares which may be granted under the Broad Based Plan during any calendar year shall not exceed 40,000 shares to any one person. The Compensation Committee of the board of directors administers the Broad Based Plan and establishes vesting schedules. Each option expires 10 years following the date of grant.

    In accordance with the provision of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its stock option plans, and accordingly, generally does not recognize compensation expense related to options granted to employees. If the Company had elected to recognize compensation expense based on the fair value of the options at the grant date, whether granted by the Company or by Bindley Western as described in Note 2--Related Party Transactions, as prescribed by SFAS No. 123, pro forma net income and earnings would have been (after giving effect to the stock split):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
Net earnings--as reported........................................................  $   4,369  $   6,151  $  10,143
  Pro forma impact of Bindley Western option grants (Note 2).....................       (280)      (377)       (54)
  Pro forma impact of Company option grants......................................         --       (224)    (1,718)
                                                                                   ---------  ---------  ---------
Pro forma net earnings...........................................................  $   4,089  $   5,550  $   8,371
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Pro forma earnings per share:
  Basic..........................................................................  $    0.27  $    0.35  $    0.45
  Diluted........................................................................  $    0.27  $    0.35  $    0.44

                        PRIORITY HEALTHCARE CORPORATION

NOTE 9--CAPITAL STOCK (CONTINUED)
    The fair values of the Company's 1997 and 1998 option grants were estimated on the date of grant using the Black Scholes option pricing model, with the following weighted average assumptions:

                                                                            1997       1998
                                                                          ---------  ---------
Risk free interest rate.................................................       5.90%      5.02%
Expected dividend yield.................................................        .00%       .00%
Expected life of options................................................       4.60       4.71
Volatility of stock price...............................................      54.79%     55.94%
Weighted average fair value of options (after giving effect to the stock
  split)................................................................  $    5.01  $    6.43

    The board of directors granted a non-qualified stock option to a consultant of the Company for 50,000 (75,000 after giving effect to the stock split) shares of Class B common stock effective at the closing date of the IPO. This option granted to the consultant of the Company (a non-employee under SFAS No. 123 and APB 25) resulted in $350,000 of compensation expense that was recorded by the Company in October, 1997. The compensation expense was determined based on the fair value of those options at the date of grant as estimated by using the Black-Scholes option pricing model.

    As discussed in Note 2--Related Party Transactions, prior to the IPO, certain employees of the Company were granted options to purchase Bindley Western stock under a Bindley Western stock option plan. On December 31, 1998, the unvested Bindley Western stock options held by these employees were converted to options to purchase 67,033 (100,549 after giving effect to the stock split) shares of Class B common stock of the Company. As these options were converted in accordance with accounting principles issued by the Financial Accounting Standards Board, no compensation expense was recorded on the conversion.

    Changes in stock options under all of the Company's plans are shown below (after giving effect to the stock split):

                                                               NUMBER OF      OPTION PRICE
                                                                SHARES         PER SHARE
                                                              -----------  ------------------
Options outstanding at December 31, 1996....................           --          --
Forfeited during 1997.......................................      (20,700)  $9.67 to $ 9.67
Granted during 1997.........................................      709,575   $9.67 to $10.00
Exercised during 1997.......................................           --          --
                                                              -----------
Options outstanding at December 31, 1997....................      688,875   $9.67 to $10.00
Forfeited during 1998.......................................      (43,680)  $9.67 to $13.33
Granted during 1998.........................................      802,380   $9.25 to $13.33
Exercised during 1998.......................................           --          --
Converted from Bindley Western during 1998..................      100,549   $8.16 to $11.91
                                                              -----------
Options outstanding at December 31, 1998....................    1,548,124   $8.16 to $13.33
                                                              -----------
                                                              -----------
Exercisable at December 31, 1998............................           --
                                                              -----------
                                                              -----------
Available for grant at December 31, 1998....................      964,376
                                                              -----------
                                                              -----------

                        PRIORITY HEALTHCARE CORPORATION

NOTE 9--CAPITAL STOCK (CONTINUED)
    Additional information regarding the Company's options outstanding at December 31, 1998 is shown below (after giving effect to the stock split):

                                                                           EXERCISE PRICE RANGE
                                                           -----------------------------------------------------
                                                           $8.16-$9.61  $9.67-$11.91  $12.00-$13.33     TOTAL
                                                           -----------  ------------  -------------  -----------
Number of options outstanding............................     242,601       694,423        611,100     1,548,124
Weighted average exercise price..........................   $    9.27    $     9.73    $     13.31   $     11.07
Weighted average remaining contractual life..............        8.62          8.84           9.78          9.18
Number of shares exercisable.............................          --            --             --            --
Weighted average exercisable price.......................          --            --             --            --

NOTE 10--COMMITMENTS

    The Company leases warehouse and office space under noncancelable operating leases expiring at various dates through 2004, with options to renew for various periods. Minimum commitments under leases aggregate $595,000 for 1999, $679,000 for 2000, $557,000 for 2001, $524,000 for 2002, $462,000 for 2003 and $473,000
for 2004.

    The consolidated rent expense for 1996, 1997 and 1998 was $470,000, $515,000 and $635,000, respectively, of which approximately $75,000 in 1996, $89,000 in 1997 and $26,000 in 1998 pertained to leases with terms of one year or less.

NOTE 11--MAJOR CUSTOMERS AND OTHER CONCENTRATIONS

    The Company services customers in 50 states and Puerto Rico. For the years ended December 31, 1996, 1997 and 1998, the Company had one customer, Everest Healthcare Services Corporation, which accounted for 12%, 11%, and 12%, respectively, of the Company's revenues. The Company sells goods and services to its customers on various payment terms which entail accounts receivable exposure. Although the Company monitors closely the creditworthiness of its customers, there can be no assurance that the Company will not incur a write-off or writedown of a significant account in the future.

    Products provided by the Company's largest vendor accounted for approximately 42% of total revenues in 1996, 40% in 1997 and 32% in 1998. In addition, the sale of one product supplied by this vendor accounted for 36% of revenues in 1996, 35% in 1997 and 27% in 1998. This product is available from only one manufacturer, with which the Company must maintain a good working relationship. The Company is a party in a lawsuit involving this vendor. See
Note 12--Legal Proceedings.

NOTE 12--LEGAL PROCEEDINGS

    IV-1, Inc. ("IV-1") and IV-One Services, Inc. ("IV-One Services") have been named as defendants in a second amended counterclaim filed by Amgen, Inc. ("Amgen") on May 14, 1996, in the Circuit Court of the Eighteenth Judicial District of Seminole County, Florida. Amgen has asserted that these entities tortiously interfered with a license agreement (the "License Agreement") between Amgen and Ortho Pharmaceutical Corporation ("Ortho"). Pursuant to this agreement, Amgen licensed Ortho to sell EPO for use in the treatment of non-dialysis patients, while Amgen reserved the exclusive right to sell EPO for use in the treatment of dialysis patients.

                        PRIORITY HEALTHCARE CORPORATION

NOTE 12--LEGAL PROCEEDINGS (CONTINUED)
Amgen has asserted that, prior to the purchase of IV-1 and IV-One Services by the Company, these entities induced Ortho to sell EPO to them for resale in the dialysis market in contravention of the License Agreement. Amgen has also alleged that IV-1 and IV-One Services were involved in a civil conspiracy to circumvent the terms of the License Agreement to allow the resale of EPO to the dialysis market. Furthermore, Amgen has asserted unfair competition claims against IV-1, including that IV-1 manufactured and distributed unapproved prefilled syringes of EPO and another product manufactured by Amgen in container systems unapproved by Amgen. Amgen did not specify a time frame for the acts complained of in the civil conspiracy and unfair competition allegations. In each count, Amgen has demanded an unspecified amount of compensatory damages, including costs and interest.

    The Company believes that the sellers of IV-1, IV-One Services and Charise Charles are contractually obligated to provide legal defense and to indemnify the Company for losses and liabilities with respect to this litigation, to the extent that the alleged acts occurred prior to the purchase of such entities by the Company. To date, the sellers have provided the legal defense for IV-1 and IV-One Services in the litigation. Indemnification from the sellers of IV-1 and IV-One Services is limited to no more than $1.5 million and indemnification from the sellers of Charise Charles is limited to no more than $2.0 million. The Company does not expect the Amgen litigation to be material to the Company's results of operations, financial condition or cash flows; however, no assurance can be given that this litigation will not have a material adverse effect on our business, financial condition or results of operations. In addition, Amgen is the Company's largest supplier. Consequently, this litigation presents the risk of adversely affecting the Company's business relationship with Amgen, which could have a material adverse effect on the Company. See Note 11--Major Customers and Other Concentrations.

    The Company is also subject to ordinary and routine litigation incidental to its business, none of which is material to the Company's results of operations, financial condition, or cash flows.

    On November 14, 1995, an investigator for the FDA, accompanied by an inspector from the State of Florida Board of Pharmacy, inspected the Company's pharmacy in Altamonte Springs, Florida. At the end of the inspection, the FDA investigator issued an FDA Form-483, which is the form used by FDA investigators to identify any observed or suspected noncompliance with the laws administered by the agency. The FDA Form-483 identified the facility as a pharmacy/ repackager and listed three observations related to certain requirements that the FDA typically imposes on manufacturers of sterile products. The Company advised the FDA in December 1995 that the Company believes it is not, within the statutory or regulatory meaning of these terms, a repackager or a manufacturer. A second inspection of the same facility occurred on June 26, 1997, in which the FDA investigator was again accompanied by Florida pharmacy authorities. The FDA investigator issued a substantially identical FDA Form-483 at the end of that inspection. The Florida State Board of Pharmacy did not issue any deficiencies regarding the operations of the Altamonte Springs pharmacy in either of these inspections.

    On March 16, 1992, the FDA issued a Compliance Policy Guide (CPG 460.200), which explains the criteria the FDA uses to distinguish between pharmacy operations that are properly regulated under state law and drug manufacturing regulated by the FDA. The Company's response to the FDA in December 1995 cited this CPG and explained the Company's contention that,

                        PRIORITY HEALTHCARE CORPORATION

NOTE 12--LEGAL PROCEEDINGS (CONTINUED)
according to the FDA's own criteria, the facility is a pharmacy properly regulated under state and local laws.

    On November 21, 1997, the President signed into law the FDA Modernization Act of 1997, which, among a number of other items, adds a new section on pharmacy compounding to the Federal Food, Drug and Cosmetic Act. In this provision, Congress clarified a gray area by explicitly identifying the circumstances in which pharmacies may compound drugs without the need for filing a New Drug Application, observing the FDA's Good Manufacturing Practice regulations or complying with certain other specific Federal Food, Drug and Cosmetic Act requirements. Congress provided that the term "compounding" does not include mixing or reconstituting that is done in accordance with directions contained in approved labeling provided by the manufacturer of the product. The Company believes that, as a result of this amendment, so long as it follows the manufacturer's approved labeling in each case, and prepares drugs only for identified individual patients using licensed practitioners, the Company's activities should be regulated by the Florida State Board of Pharmacy and not be subjected by the FDA to a full New Drug Application requirement demonstrating the basic safety and effectiveness of the drugs.

    If the Company is correct and its operations are limited to those engaged in by pharmacies, there should be no material adverse effect from the FDA Form-483s because the Company believes it is currently in compliance in all material respects with applicable state and local laws. If the Company is deemed to be a sterile product manufacturer or a sterile product repackager, it would be subject to additional regulatory requirements. If for some reason the FDA or other legal authorities decide that the Company must file for approval of a New Drug Application, such an event could have a material adverse effect on the Company.

    There can be no assurance that future legislation, future rulemaking, or active enforcement by the FDA of a determination that the Company is a drug manufacturer will not have a material adverse effect on the business of the Company.

NOTE 13--SUBSEQUENT EVENT (UNAUDITED)

    On April 12, 1999, the Company completed an acquisition of the majority of the operating assets of Pharmacy Plus, Ltd., a specialty mail order pharmacy in Philadelphia, Pennsylvania, that primarily provides injectable biopharmaceuticals by overnight delivery. The acquisition will be accounted for using the purchase method of accounting and the results of operations will be included in the consolidated financial statements subsequent to the date of acquisition. The total purchase price for the Pharmacy Plus assets was approximately $3.5 million, which includes approximately $450,000 for inventory and fixed assets and results in approximately $3.1 million of goodwill. No indebtedness was assumed. The results of operations of Pharmacy Plus would not have been material to the results of the Company for the periods presented in these financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THROUGH AND INCLUDING             , 1999 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              -------------------

                               TABLE OF CONTENTS

Forward-looking Statements................................................    3

Prospectus Summary........................................................    4

Risk Factors..............................................................    8

Use of Proceeds...........................................................   14

Price Range of Common Stock...............................................   15

Dividend Policy...........................................................   15

Capitalization............................................................   16

Selected Consolidated Financial Data......................................   17

Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   18

Business..................................................................   26

Management................................................................   39

Executive Compensation....................................................   41

Principal Stockholders....................................................   44

Underwriting..............................................................   46

Legal Matters.............................................................   48

Experts...................................................................   48

Where You Can Find More Information.......................................   48

Index to Consolidated Financial Statements................................   49

                                2,600,000 SHARES

                                     [LOGO]

                                    PRIORITY
                                   HEALTHCARE
                                  CORPORATION

                              CLASS B COMMON STOCK

                                 -------------

                                   PROSPECTUS

                              -------------------

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                              FIRST UNION CAPITAL
                                 MARKETS CORP.

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                               SUNTRUST EQUITABLE
                                   SECURITIES

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the issuance and distribution of the Class B common stock being registered hereunder, other than underwriting discounts and commissions:

                                     AMOUNT                                         EXPENSES
---------------------------------------------------------------------------------  -----------
Securities and Exchange Commission registration fee..............................  $    28,496
Nasdaq National Market listing fee...............................................       17,500
NASD filing fee..................................................................       30,500
Blue Sky fees and expenses (including fees of counsel)...........................        7,500
Accounting fees and expenses.....................................................      100,000
Legal fees and expenses..........................................................      175,000
Printing and engraving expenses..................................................      175,000
Transfer Agent and Registrar fees................................................       10,000
Miscellaneous....................................................................       56,004
                                                                                   -----------
    Total........................................................................  $   600,000
                                                                                   -----------
                                                                                   -----------

    All amounts except the registration fee, Nasdaq listing fee and NASD filing fee are estimated. Items which are not included will be supplied by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Indiana Business Corporation Law provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their service as a director or officer of the corporation.

    As permitted by the Indiana Business Corporation Law, the Registrant's Restated Articles of Incorporation provide for indemnification of directors, officers and employees of the Registrant against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, or employee. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined that such persons acted in good faith in what they reasonably believed to be the best interests of the Registrant (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful).

    The rights of indemnification provided by the Restated Articles of Incorporation are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the Restated Articles of Incorporation, the Registrant may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

    The Registrant has agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the Registrant, against certain civil liabilities, including liabilities under the Securities Act. See the Form of Underwriting Agreement filed as Exhibit 1 hereto.

    In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a) EXHIBITS

    The list of exhibits is incorporated by reference to the Index to Exhibits beginning on page E-1.

(b) FINANCIAL STATEMENT SCHEDULES

    All schedules are omitted because of the absence of conditions under which they are required or because the information is included in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on the 5th day of May, 1999.

                                PRIORITY HEALTHCARE CORPORATION

                                BY:  /s/ ROBERT L. MYERS
                                     -----------------------------------------
                                     Robert L. Myers
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes each of Robert L. Myers and Donald J. Perfetto, each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement and any such subsequent registration statement as the Registrant deems appropriate, and appoints each of Robert L. Myers and Donald J. Perfetto, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and any such subsequent registration statement and to file same, with exhibits thereto, and other documents in connection therewith.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ WILLIAM E. BINDLEY
------------------------------  Chairman of the Board           May 5, 1999
      William E. Bindley

                                President, Chief Executive
     /s/ ROBERT L. MYERS          Officer and Director
------------------------------    (Principal Executive          May 5, 1999
       Robert L. Myers            Officer)

                                Chief Financial Officer
    /s/ DONALD J. PERFETTO        and Director (Principal
------------------------------    Financial and Accounting      May 5, 1999
      Donald J. Perfetto          Officer)

   /s/ MICHAEL D. MCCORMICK
------------------------------  Director                        May 5, 1999
     Michael D. McCormick

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ RICHARD W. ROBERSON
------------------------------  Director                        May 5, 1999
     Richard W. Roberson

   /s/ THOMAS J. SALENTINE
------------------------------  Director                        May 5, 1999
     Thomas J. Salentine

   /s/ REBECCA M. SHANAHAN
------------------------------  Director                        May 5, 1999
     Rebecca M. Shanahan

                               INDEX TO EXHIBITS

                                                                                                         SEQUENTIAL
 EXHIBIT                                                                                                    PAGE
 NUMBER                                       DOCUMENT DESCRIPTION                                         NUMBER
---------  -------------------------------------------------------------------------------------------  -------------
    1      Form of Underwriting Agreement.

   4.1     (1)Articles of Restatement of the Restated Articles of Incorporation.

   4.2     (2) Loan Agreement By and Between the Registrant and SunTrust Bank, Central Florida,
               National Association, dated November 24, 1998.

    5      Opinion of Baker & Daniels.

  23-A     Consent of PricewaterhouseCoopers LLP.

  23-B     Consent of Baker & Daniels (contained in Exhibit 5).

   24      Power of Attorney (included on signature page).

-------------------

(1) The copy of this exhibit filed as Exhibit 3-C to the Registrant's Registration Statement on Form S-1 (Registration No. 333-34463) is incorporated herein by reference.

(2) The copy of this exhibit filed as the same exhibit number to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

                                      E-1